AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2000

                           REGISTRATION NO. 333-48701

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                       INTERNATIONAL SMART SOURCING, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware                           3089                               11-3423157
(State or other Jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification NO.)
organization)

                       INTERNATIONAL SMART SOURCING, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
                                 (632) 293-4650
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                    ANDREW FRANZONE, CHIEF EXECUTIVE OFFICER
                       INTERNATIONAL SMART SOURCING, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                 ---------------

                                   COPIES TO:
                            CARL SELDIN KOERNER, ESQ.
                        KOERNER SILBERBERG & WEINER, LLP
                               112 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                            TELEPHONE: (212) 689-4400
                            FACSIMILE: (212) 689-3077

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following BOX. |_|
                                ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                     SUBJECT TO COMPLETION DATED MAY 2, 2000

                                   PROSPECTUS

                       International Smart Sourcing, Inc.

                        1,437,500 SHARES OF COMMON STOCK

Under a registration statement that the Securities Exchange Commission ("SEC") declared effective on April 23, 1999 we sold 1,250,000 Redeemable Common Stock
Purchase Warrants and 187,500 additional Redeemable Common Stock Purchase Warrants to cover over-allotments (the "Warrants"). Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment under certain circumstances, for a five-year period commencing 12 months from the date of this Prospectus. The Warrants are redeemable by the Company at any time, commencing 12 months from April 23, 1999, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market ("Nasdaq SmallCap") or the Boston Stock Exchange ("BSE"), if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange, for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the day on which the Company gives notice equals or exceeds 150% of the then current Warrant exercise price, subject to the right of the holder to exercise such Warrants prior to redemption. See "Description of Securities."

As of the date of this  Prospectus,  1,437,500  Warrants  are  outstanding,  not including 125,000 Underwriter's Warrants held by certain underwriters ("Underwriter's Warrants") (See "Description of Securities -- Underwriter's Warrants"). The Underwriter's Warrants entitle the holders to purchase up to 125,000 Shares of Common Stock at a price of $7.20 per share and/or up to 125,000 Warrants at a price of $0.16 per Warrant. The Warrant underlying the Underwriter's Warrant entitles the holders to purchase up to 125,000 Shares of Common Stock at a price of $7.20 per share. Our Common Stock and Warrants are listed on the Nasdaq SmallCap under the symbols "ISMT" and "ISMTW", respectively. See "Description of Securities."


YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE OF THIS PROSPECTUS.

                            ------------------------

THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD ONLY RELY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                             UNDERWRITING
                              PRICE TO        DISCOUNTS &            PROCEEDS TO
                               PUBLIC        COMMISSIONS                COMPANY

                   -------------------- -------------------- -------------------


Per Share (1)..............    $  5.00          -0-            $   5.00
Per Share (2)..............    $  7.20          -0-            $   7.20
Per Warrant (3)                $  0.16         - 0 -           $   0.16
Per Share (4)                  $  7.20         - 0 -           $   7.20
Total (5)...............    $9,007,500          -0-          $9,007,500



(1) Price per share and proceeds to Company relate to 1,437,500 Warrants that are not Underwriter's Warrants.

(2) Price per share and proceeds to Company relate to 125,000 shares issuable upon exercise of the Underwriter's Warrants.

(3) Price per Warrant and proceeds to Company relate to 125,000 Warrants underlying the Underwriter's Warrants.

(4) Price per share and proceeds to Company relate to 125,000 shares issuable upon exercise of the Warrants underlying the Underwriter's Warrants.

(5) This is the amount the Company will receive if all of the Warrants and Underwriter's Warrants are exercised before deducting expenses of the offering, estimated at $393,875, which include legal, accounting, Warrant solicitation fee, registration fees and miscellaneous expenses. See "Use of Proceeds" and "Plan Distribution."

                      THE DATE OF THIS PROSPECTUS IS , 2000
                       INTERNATIONAL SMART SOURCING, INC.
   ---------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's web site located at http://www.sec.gov.

         We are not required to, and do not intend at this time, to furnish our shareholders with annual reports containing financial statements audited by our independent auditors. However, such financial statements will be included in our annual reports on Form 10-KSB that will be filed with the SEC and will be available at the SEC's public reference facilities described above and through the SEC's website at http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or included as exhibit to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the Common Stock offered under this Prospectus, please refer to the Registration Statement, including the exhibit. Copies of the Registration Statement, including exhibit, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC or may be examined without charge at these facilities.
Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

         All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date we file such documents with the SEC.

         We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference in this Prospectus, other than exhibit to such documents (unless such exhibit are specifically incorporated by reference into such documents). Such requests should be directed to International Smart Sourcing, Inc., 320 Broad Hollow Road, Farmingdale, NY 11735, Attention: Andrew Franzone, Chief Executive Officer.

         We intend to expand our operations through (i) development of injection molded plastic products and assemblies manufactured in the United States having niche markets, (ii) the redesigning of such products and assemblies, if necessary, to improve their function and appearance and (iii) the manufacturing of such products and assemblies in The People's Republic of China ("China") at lower prices and improved profit margins. Through a consultant who is also a director of the Company (the "Consultant"), we have established direct contact with manufacturers in China and have initiated pilot overseas manufacturing projects in China of small-scale production runs of various products, including separate projects through an affiliated company, Allen Field Co., Inc. ("AFC"). Currently, we have purchase orders with ten different suppliers in China. There can be no assurance that we will be able to consummate any acquisitions, maintain or establish additional manufacturing relationships in China or achieve any of our growth strategies. See "Prospectus Summary" and "Risk Factors--Risks Relating to Manufacturing in China."

         While small businesses comparable in size to us often encounter major difficulties in securing manufacturing projects in China due to prohibitive broker commissions and agency fees incurred both domestically and abroad, which, based upon our experience, could account for up to 25% of the entire manufacturing project, we, through the Consultant, have established direct contact with certain manufacturers in China, allowing us to avoid such commissions and fees and realize the benefit from lower costs of raw materials and labor. Based on our assessment of pilot manufacturing projects in China through AFC, we believe that it can reduce our overall domestic manufacturing costs, including shipping and tariffs, by more than 25%. See "Prospectus Summary", "Risk Factors--Risks Relating to Manufacturing in China" and "Certain Transactions."

                       INTERNATIONAL SMART SOURCING, INC.

                  320 Broad Hollow Road, Farmingdale, NY 11735

                         (631)293-4650 FAX (631)752-1971

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE OUR MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK
MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON STOCK AND WARRANTS ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

CALIFORNIA RESIDENTS:

(1) This offering was approved by the State of California on the basis of a limited offering qualification where offers and sales can only be made to proposed investors based on their meeting certain suitability standards as described below and we do not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rules 260.140 et seq.

(2) The exemptions provided by Section 25104(h) of the Corporate Securities Law of 1968, as amended, will be withheld but there may be other exemptions available.

(3) Our securities will be sold to California residents pursuant to a limited offering qualification under a suitability standard of a liquid net worth of not less than $250,000 (a net worth exclusive of home, home furnishings and automobiles) plus a gross annual income of $65,000 or a liquid net worth of $500,000; OR a net worth (inclusive) of $1,000,000 or a gross annual income of $200,000.

                               PROSPECTUS SUMMARY

THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

References to the "Company", "Us", and "We" include International Smart Sourcing, Inc., a Delaware corporation, and our wholly owned subsidiaries as of the reorganization defined below, Electronic Hardware Corp., a New York corporation ("EHC") and Compact Disc Packaging Corp., a Delaware corporation ("CDP"), unless otherwise indicated. Unless the context otherwise requires, this Prospectus assumes (i) the reorganization of the Company effective as of December 24, 1998 (the "Reorganization") described more fully in "Certain Transactions," (ii) that the Underwriter's over-allotment option was exercised,
(iii) that the 125,000 shares of Common Stock and 125,000 Warrants issuable upon the exercise of the warrant granted to the Underwriter in connection with this Offering and 125,000 shares of Common Stock issuable upon exercise of the Warrant underlying the Warrant are outstanding ("Underwriter's Warrants") and
(iv) that the Redeemable Common Stock Purchase Warrants ("Warrants") will be exercised, unless otherwise indicated. This Prospectus contains forward-looking statements involving risk and uncertainties. Our actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                   THE COMPANY

     We, through our principal subsidiary, Electronic Hardware Corp., a New York Corporation ("EHC"), has over 29 years of experience in the design, marketing and manufacture of injection molded plastic components and assemblies, including consumer, industrial and military knobs and custom and mechanical assemblies, including micro veneers, push or pull-to- turn clutch knobs and detent knobs. EHC also produces hardware items, including shaft locks, mounting brackets, test jack covers, cabinet bumpers and captive screws. We believe that EHC's long-term success is due to the average 30-year experience of our management team, strategic acquisitions of complementary companies, products and product lines and our ability to adapt new technologies and advanced manufacturing concepts to produce high-quality products at competitive prices.

GROWTH STRATEGY

         We intend to expand our operations through (i) the development of injection molded plastic products and assemblies manufactured in the United States having niche markets, (ii) the redesigning of such products and assemblies, if necessary, to improve their function and appearance and (iii) the manufacturing of such products and assemblies in the People's Republic of China ("China") at lower prices and improved profit margins. Through a consultant who is also a director of the Company (the "Consultant"), we have established direct contact with manufacturers in China and has initiated full scale overseas manufacturing projects in China of small-scale production runs of various products, including separate projects through an affiliated company, Allen Field Co., Inc. ("AFC"). Additionally, a newly formed company called International Plastic Technologies, Inc., a Delaware Corporation ("IPT") has opened an office in Shanghai through the Consultant to facilitate outsourcing. Currently, we have purchase orders with ten different suppliers in China. There can be no assurance, however, that we will be able to consummate any acquisitions, maintain or establish additional manufacturing relationships in China or achieve any of our growth strategies. See "Risk Factors--Risks Relating to Manufacturing in China."

         While small businesses comparable in size to us often encounter major difficulties in securing manufacturing projects in China due to prohibitive broker commissions and agency fees incurred both domestically and abroad, which, based upon our experience, could account for up to 25% of the entire manufacturing project, we, through the Consultant, have established direct contact with certain manufacturers in China, allowing us to avoid such commissions and fees and realize the benefit from lower costs of raw materials and labor. There can be no assurance that we will be able to enter into any such contracts or arrangements on favorable TERMS, IF AT ALL. BASED ON OUR ASSESSMENT OF PILOT manufacturing projects in China through AFC, we believe that it can reduce our overall domestic manufacturing costs, including shipping and tariffs, by more than 25%. No one vendor accounts for more than 10% of our purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of our business relationship with either principal supplier could have a material adverse effect us. See "Risk Factors--Risks Relating to Manufacturing in China" and "Certain Transactions."

PRODUCTS

         Control Knobs and Assemblies

         We, through our wholly owned subsidiary EHC, manufacture a full line of instrument control knobs, handles, value-added custom molding, dials and similar devices for consumer, industrial and military electronics equipment. EHC's knobs are used for precise setting of switches, on/off switches, volume controls and critical setting of instrumentation switches. EHC manufactures a standard line of knobs and knobs based on customers' exacting specifications. Customers of EHC order the knobs by specifying particular descriptions and features, including the shaft diameter, outer diameter, overall size, height, color, illumination, dials and markings, such as lines, dots or numbers.

         The Pull Pack (Trademark)

         In March 1998, we, through CDP, a wholly-owned subsidiary, entered into a five-year exclusive worldwide licensing agreement to manufacture, market, sell and sub-license the Pull Pack (Trademark), a proprietary Disc packaging system. The Pull Pack (Trademark) is a redesigned "Jewel Box," the packaging used currently for Compact Discs, CD ROMs and Digital Video Discs ("DVD"). The Pull Pack (Trademark) utilizes a drawer-like mechanism, avoiding the problems often associated with currently available Disc packaging involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

         A prototype version of the Pull Pack (Trademark) won the International Design Magazine Award for Packaging in 1993. Between 1993 and 1997, Inch, Inc., the inventor of the Pull Pack (Trademark), explored various design concepts and manufacturing methods and processes to reduce production costs in order to enable the Pull Pack (Trademark) to become economically competitive. Late in

1997, the Company proposed to Inch, Inc. a more cost-efficient method of producing the Pull Pack (Trademark) by utilizing our sources in China. We believe that by utilizing our contacts with Chinese manufacturers, it can produce the Pull Pack (Trademark) on a cost-efficient and competitive basis.

         We acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby we issued 445,000 shares of our Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. We allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market and sell the Pull Pack (Trademark). The license agreement will be amortized over a period of 10 years. Additionally, we has allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to our operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charge will adversely affect the results of our future operating and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         We have negotiated with offshore manufacturers in China to produce the Pull Pack (Trademark) and plans, although there can be no assurance, to market the product as a specialty packaging system to a targeted niche market, including CD ROM, special production, retail replacement packaging and rental and institutional markets such as video stores, lending libraries and technical research facilities. We believe that the Pull Pack (Trademark) is well positioned to be sold in specialty niche markets. We believe that the Pull Pack (Trademark) receives favorable reviews because it compliments what has made the Compact Disc the preferred format in both the entertainment and educational industries, ease of use and durability. See "Risk Factors--Initial Manufacturing Phase of the Pull Pack (Trademark); No Assurance of Market Acceptance."

     We were formed in 1970 as EHC, a New York corporation, and were reorganized as of December 24, 1998 as a Delaware holding company for our two wholly owned subsidiaries, EHC and CDP. We changed our name from International Plastic Technologies, Inc. to International Smart Sourcing, Inc. on December 7, 1998. We maintain our principal executive offices at 320 Broad Hollow Road, Farmingdale, New York 11735. Our telephone number is (516) 293-0750 and our Internet address is http://www.ehcknobs.com. See "Certain Transactions."

                                  THE OFFERING

COMMON STOCK OFFERED UPON
EXERCISE OF WARRANTS AND
UNDERWRITER'S WARRANTS              1,687,500 Shares

COMMON STOCK OUTSTANDING PRESENTLY  3,382,500 Shares

UPON EXERCISE OF ALL
1,562,500 WARRANTS                  5,070,000 Shares

WARRANTS OUTSTANDING                1,562,500

TERMS OF THE PUBLIC WARRANTS        Each  Warrant is exercisable for a five-year
                                    period, commencing one year from the date of
                                    this  Prospectus,  and entitles the holder
                                    thereof  to  purchase  one  share  of Common
                                    Stock  at  an  exercise  price  of $5.00 per
                                    share, subject to adjustment  in     certain
                                    circumstances. The Warrants  are  redeemable
                                    by the Company at any time   commencing  one
                                    year after the date of this  Prospectus,  at
                                    a price of $.10 per Warrant,  upon  not less
                                    than 30 days  prior  written  notice  to the
                                    registered   holders   of    the   Warrants,
                                    provided  that  the   average   closing  bid
                                    quotation of the Common Stock as reported on
                                    Nasdaq or BSE, if traded thereon,  or if not
                                    traded thereon,  the  average  closing  sale
                                    price if  listed  on a national  or regional
                                    securities  exchange, equals or exceeds 150%
                                    of the exercise price per share of    Common
                                    Stock  for  any  20  trading  days  within a
                                    period of 30 consecutive trading days ending
                                    on the  15th  day  prior to the day on which
                                    the Company  gives  notice    of redemption.
                                    See "Description of Securities--Warrants."

USE OF PROCEEDS                     We  intend  to  use  the  net  proceeds   of
                                    the Offering  for  inventory  purchases  and
                                    staffing,  tooling,  sales  and   marketing,
                                    facilities   and   equipment,   research and
                                    development, and working capital. See "Use of Proceeds."

RISK FACTORS                        Our    Securities    offered    hereby   are
                                    speculative  and  involve  a  high degree of
                                    risk and immediate  substantial dilution and
                                    should  not  be  purchased  by investors who
                                    cannot   afford   the  loss of their  entire
                                    investment.See "Risk Factors" and"Dilution."

NASDAQ SMALLCAP MARKET SYMBOLS      Common Stock: ISMT

                                    Warrants: ISMTW

                        SUMMARY OF FINANCIAL INFORMATION

     The summary financial information for the years ended December 31, 1999 and December 26, 1998 have been abstracted from our financial statements included elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements."


                                                                            YEAR ENDED

                                                                 ----------------------------------
                                                                    DECEMBER 31,       DECEMBER 26,
                                                                    1999               1998
                                                                 ---------------  -----------------

STATEMENT OF OPERATIONS DATA:

Net Income (loss).................................................... (1,969,368)     (291,346)
Net Income (Loss) Per Share..........................................      (0.68)       (0.19)
Weighted Average Number of Shares for Historical and

 Pro-Forma Income (Loss) Per Share..................................   2,913,000     1,502,472
                                                                     -----------    -----------
                                                                     -----------    -----------


BALANCE SHEET DATA:

                                                               --------------------------------------
                                                               DECEMBER 31, 1999    DECEMBER 26, 1998

                                                               -----------------  -------------------

Current Assets...................................................   $ 4,216,690     $2,057,360
Total Assets......................................................    7,419,167      5,308,911
Current Liabilities...............................................    1,695,448      2,833,911
Long Term Debt....................................................      699,144        430,402
Stockholders' Equity..............................................    5,024,575      2,044,598




                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES, MOREOVER, THERE IS NO ASSURANCE OF FUTURE PROFITABILITY

         We recorded net losses of $1,969,368 for the year ended December 31, 1999. There can be no assurance that we will not continue to experience losses. In addition, our net sales decreased $963,906, or 16%, to $4,919,095 for the year ended December 31, 1999 from $5,883,001 for the year ended December 26, 1998. We attribute the decrease to generally lower industry bookings particularly in the consumer, military and industrial segments and a major customer extending deliveries on purchase orders until their inventory is reduced. We realized an overall gross profit margin percentage for the year ended December 31, 1999 of 26%, which represents a decrease from the 29% experienced during the year ended December 26, 1998. This decrease can be attributed to the increased sales of molded plastic components that have a lower gross profit than products that are molded and have value-added operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR FUTURE AMORTIZATION OF LICENSE AGREEMENT AND GOODWILL ARE ATTRIBUTED TO OUR CDP ACQUISITION

         We acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby we issued 445,000 shares of our Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. We have allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market and sell the Pull Pack (Trademark). The license agreement will be amortized over a period of 10 years. Additionally, we have allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to our operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charge will adversely affect the results of our future operating and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

WE HAVE RISKS RELATING TO MANUFACTURING IN CHINA

         Dependence on Single Consultant. We rely on the Consultant, who is also a director of the Company, to serve as our agent in connection with our dealings with manufacturers in China. There can be no assurance that the Consultant will continue working with us in the Consultant's present or any capacity. We have a non-exclusive agreement with the Consultant's company, B.C. China Business Consulting, Inc., whereby the Consultant is to provide such consulting services until March 1, 2008. The Consultant is entitled to receive an hourly rate as mutually determined and agreed upon by us and the Consultant from time to time plus 1.5% of the net cost of products manufactured in China up to $5,000,000 per year and 1% of net costs exceeding $5,000,000. Such fee arrangement is subject to review after the first year of the agreement by our Board of Directors. The Consultant shall also be entitled to shares of Common Stock and options to purchase Common Stock pursuant to our Stock Option and Grant Plan. Various factors may sever the non-exclusive consultancy agreement between the Consultant and us, including termination by either party for cause or otherwise, the death or incapacity of the Consultant or the overseas manufacturers' unwillingness to work with the Consultant on current terms, if at all. In addition, there can be no assurance that the remuneration of the Consultant and related costs will not become prohibitive in the future. In the event of the termination of our consulting agreement with the Consultant, there can be no assurance that the Company will be able to find a comparable consultant, if any, or be able to establish direct manufacturing relationships in China. Such loss or inability to find a new consultant would have a material adverse effect on the financial prospects and our international operations. See "Management--Stock Option and Grant Plan" and "Certain Transactions."

         Internal Political and Other Risks. We intend, although with no assurance, to arrange for the manufacture of a significant number of products in China, including the Pull Pack (Trademark), if possible, and other products which have yet to be determined. As a result, our operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports and exports and sources of supply, currency devaluations or the expropriation of private enterprise could materially adversely affect us. Under our current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investments. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure and the potential unavailability of adequate power and water supplies, transportation, satisfactory roads, communications, raw materials and parts. If for any reason we are unable to establish our proposed manufacturing relationships in China, our profitability could be impaired substantially, our competitiveness and market position could be jeopardized materially and there can be no assurance that we could continue our operations.

         Uncertain Legal System and Application of Laws. The legal system of China relating to foreign outsourcing is both new and continually evolving, and currently there can be no certainty as to the application of our laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate laws exist in China, it may not be possible to obtain swift and equitable enforcement of such laws.

         Lack of United States Jurisdiction. There is no international treaty governing nor is there an acknowledgment of recognition regarding enforcement of judgments or jurisdiction between the United States and China. Due to such lack of United States' jurisdiction in China, the Company might not be able to bring legal actions or enforce judgments against manufacturers or other business entities situated in China. In the event of a dispute with a manufacturer or other business entity in China, the Company could be precluded from relief, including damages and equitable remedies, which could have a material adverse effect on our business and operations.

         Inflation and China's Rapid Economic Growth. China's economy has been growing rapidly, creating problems such as inflation. The Chinese government has imposed measures attempting to check inflation but to date, these methods have not been effective. There could be an adverse impact on our business if widespread social or political unrest results from the economic climate.

         Dependence on China Factories. Many of our newly acquired or developed products will be manufactured at factories located in China. Firefighting and disaster relief or assistance in some parts of China are primitive by Western standards. We do not maintain insurance for our products manufactured in Chinese factory buildings. Any material damage to, or the loss of, any of our manufacturers in China due to fire, severe weather, flood, or other act of God or cause, could have a material adverse effect on our financial condition, business and prospects. The Company does not maintain any business interruption insurance.

         Possible Changes and Uncertainties in Economic Policies. As part of our economic reform, China has designated certain areas, including areas where the Company intends to maintain certain of our manufacturing relationships, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on the Company.

         Recent Turbulent Relations with the United States; Entry into the World Trade Organization. The United States has in the past considered revocation of China's most favored nation ("MFN") trade status, which provides China with the trading privileges available generally to trading partners of the United States, and the United States and China have recently been involved in controversy over the protection of intellectual property rights that threatened a trade war between the countries. In 1996, President Clinton extended China's MFN status and the United States and China reached an agreement that averted a trade war. However, there can be no assurance that future controversies will not arise that again threaten the status quo involving trade between the United States and China, or that the United States will not revoke or refuse to extend China's MFN status. In either of such eventualities, the businesses of the Company could be adversely affected. In addition, while the United States has announced a change in policy that may make it easier for China to join the World Trade Organization (the "WTO"), the successor to the General Agreement on Tariffs and Trade, if China does not join the WTO, the Company and our manufacturers located in China may not benefit from the lower tariffs and other privileges enjoyed by competitors located in countries which are members of the world trade system and, as a result, our business could be adversely affected.

         International Business Risks. We intend to increase revenue through an international manufacturing strategy. Our operations will be subject to the wide range of general business risks associated with international operations, including unexpected changes in legal and regulatory requirements; changes in tariffs, exchange rates and other barriers; political and economic instability; inability to repatriate net income from foreign markets; difficulty in protecting our intellectual property; and potentially adverse tax consequences. Additionally, we have had relatively few pilot overseas manufacturing projects. Such inexperience combined with various other international manufacturing risks could cause our attempted international growth strategy to fail, causing a material adverse affect to our operations. See "Business."

FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATION

         We intend, although there can be no assurance, to arrange for the manufacture of a significant number of products in China, including the Pull Pack (Trademark), if possible, and other products which have yet to be determined. We may be required to accomplish such transactions through the use of foreign currencies, directly or indirectly. We do not currently engage in currency exchange rate hedging transactions. To the extent, however, that we may engage in any such hedging transactions in the future, there can be no assurance that any currency hedging policies implemented by us in the future will be successful. As a result, fluctuations in exchange rates of the U.S. dollar against foreign currencies could adversely affect our results of operations.

WE USE FOREIGN SUPPLIERS AND THERE IS NO ASSURANCE OF FOREIGN MANUFACTURERS

         We intend, although there can be no assurance, to arrange for the manufacture of certain products overseas. Such overseas manufacturers will be dependent upon foreign suppliers. Although we currently have purchase orders with ten different suppliers in China, we do not have contractual agreements with any suppliers. No one vendor accounts for more than 10% of our purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of our business relationship with either principal supplier could have a material adverse effect on us. We will not have contractual agreements with suppliers, and the overseas manufacturers may not have contractual agreements with such suppliers. Prices for and supply of those products may be adversely affected by changing international economic conditions. We may also be subject to other risks associated with our international relationships, including tariff regulations and requirements for export licenses, unexpected changes in regulatory requirements, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries may not protect our products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on our future sales or licenses and, consequently, on our business, prospects, results of operations or financial condition as a whole. See "Business."

WE ARE DEPENDENT ON KEY PERSONNEL

         Our success will be largely dependent on the personal efforts of Andrew Franzone, age 62, Chief Executive Officer and President, David L. Kassel, age 64, Chairman, Harry Goodman, age 73, Vice President, and other key personnel. Although we have entered into 10-year employment agreements with Messrs. Franzone, Kassel and Goodman, each dated as of March 15, 1998, such employment agreements are terminable by the employee at any time, subject only to noncompetition provisions. All other key personnel are "at-will" employees. The employment of each such key employee may be terminated by the individual officer or us at any time, for any reason, if at all. While we maintain "key man" life insurance in the amount of $500,000 on the life of Andrew Franzone, the loss of the services of Messrs. Franzone, Kassel, Goodman or certain other key employees could have a material adverse effect on our business and prospects. Furthermore, pursuant to the Stockholders' Agreement (the "Stockholders' Agreement") between us and Messrs. Franzone, Kassel and Goodman (collectively, the "Stockholders"), upon the death of any Stockholder, his estate may cause us to redeem 250,000 shares of Common Stock for an aggregate purchase price of $500,000; provided, however, only to the extent that we receive proceeds from life insurance policies on the life of such Stockholder. As of the date of this Prospectus, only Mr. Franzone has "key man" life insurance. If Mr. Franzone's estate exercises such redemption rights, we will have to use the proceeds from Mr. Franzone's "key man" life insurance to satisfy such obligation, and, therefore, such proceeds otherwise allocated to us will be expended. Such expenditure may be at a time when we are in need of the insurance proceeds. Our success is also dependent upon our ability to hire and retain qualified operational, financial, technical, marketing, sales and other personnel. There can be no assurance that we will be able to hire or retain such necessary personnel. See "--Dependence on Single Consultant; --Offering Proceeds to Benefit Officers, Directors and Principal Stockholders," "Management-- Employment Agreements" and "Certain Transactions."

WE ARE DEPENDENT ON UNION EMPLOYEES

         Of our 83 employees, 38 employees are factory workers and factory supervisors represented in a collective bargaining agreement by Local 531, International Brotherhood of Teamsters, AFL-CIO. The current collective bargaining agreement was amended by means of a Memorandum of Agreement dated as of May 10, 1998 and was extended until May 9, 2001. While we have never experienced a work stoppage, there can be no assurance that a work stoppage will not result in the future. The collective bargaining agreement regulates various employment issues between us and the union employees, including pay, overtime, working conditions, vacations and benefit. No assurance can be given that we will enter into future collective bargaining agreements on favorable terms to us, if at all, or that it will negotiate successfully any future extension to the collective bargaining agreement. In the event conflicts with the union arise, including strikes or work stoppages, or we fail to negotiate a future extension to the current collective bargaining agreement or future extensions, we could incur higher ongoing labor costs and could experience a significant disruption of our operations, which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A BROAD UNSPECIFIED DISCRETION OF MANAGEMENT IN APPLICATION OF PROCEEDS OF THE OFFERING

         Approximately 43.2% of the net proceeds of the Offering will not be allocated for a specific use, but rather for working capital. In addition, management may from time to time reallocate funds among the uses discussed in "Use of Proceeds" or to new uses if it believes such reallocation to be in our best interests. Accordingly, our management will have broad discretion in allocating the Offering proceeds. See "Use of Proceeds" and "Certain Transactions."

OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT CONTROL

         Upon consummation of the Offering, our officers, directors and existing stockholders will beneficially own approximately 34.8% of our outstanding Common Stock. While no individual will be a beneficial owner of a majority of the outstanding shares of our Common Stock, such persons collectively may be able to effectively control the decisions on matters including election of our directors, increasing the authorized capital stock, dissolution, merger or sale of our assets and generally may be able to direct our affairs. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving us, tender offers, open-market purchase programs or other purchases of Common Stock that could give public, minority stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for shares of Common Stock. See "Principal Stockholders."

OUR  OFFERING   PROCEEDS   WILL  BENEFIT   OFFICERS,   DIRECTORS  AND  PRINCIPAL
STOCKHOLDERS

         Pursuant to the Stockholders' Agreement, the estates of Messrs. Franzone, Kassel and Goodman are each entitled, to the extent that we receive proceeds from insurance on the lives of the deceased, to redeem up to 250,000 shares of the Company for $500,000 and may sell the remaining shares pursuant to Rule 144 under the Securities Act, even though at such time our Common Stock may have a fair market value at less than $2.00 per share, resulting in dilution to stockholders and an expenditure of our capital even if such expenditures would adversely affect our liquidity and financial resources. At the date of this Prospectus, only Mr. Franzone has "key man" life insurance in the amount of $500,000. Such amount, if Mr. Franzone's estate exercises our redemption rights, would be used to redeem Mr. Franzone's shares of Common Stock at a time when we might otherwise need the proceeds. See "--Dependence on Key Personnel" and "Certain Transactions."

         Furthermore, pursuant to our respective employment agreements with each of Messrs. Franzone, Kassel and Goodman, if any one of such executives dies during the term or is unable to competently and continuously perform the duties assigned to him because of ill health or other disability (as defined in the employment agreements), the executive or the executive's estate or beneficiaries shall be entitled to full compensation for three years following the date thereof. If the executive is terminated without cause, the executive shall be entitled to full compensation for the remainder of the term. Such expenditure of our capital at such time could adversely affect our liquidity and financial resources. See "--Dependence on Key Personnel," "Dividend Policy," "Use of Proceeds," "Management--Employment Agreements," "Certain Transactions" and "Underwriting."

WE HAVE ENTERED INTO RELATED PARTY TRANSACTIONS WITH CERTAIN OF OUR OFFICERS, DIRECTORS AND AFFILIATES

         Certain of our officers, directors and affiliates have engaged in business transactions with us which, by nature, could not have been the result of arms'-length negotiations between independent parties, thereby providing benefit to certain of our officers, directors and affiliates, without providing the same benefit, if any, to us or our stockholders. Notwithstanding, we believe that the terms of these transactions were as favorable to us as those that could have been obtained from unaffiliated parties under similar circumstances at the time. Additionally, we have made sales to AFC, an affiliated company, which resulted in gross profit margins materially less than our overall margins for the respective periods. While such sales are materially less advantageous to us than those made to non-affiliates, we attribute such difference to the type of products manufactured on behalf of the affiliate, which does not require any additional assembly or marking. However, all future transactions between the Company and our officers, directors and affiliates must be approved by a majority of disinterested, independent members of our board of directors and will be on terms no less favorable than could be obtained from unaffiliated third  parties.  In the  event  such  transactions  are  not  approved  by  such disinterested directors, thereby precluding us from entering into such transactions, and we are unable to enter into any transactions with unaffiliated third parties on equal or more favorable terms, our operations may be adversely affected. See "Certain Relationships and Related Transactions" and "Notes to Consolidated Financial Statements."

WE MAY NOT BE ABLE TO MAINTAIN OUR LICENSING AGREEMENT

         We, through our wholly-owned subsidiary, CDP, entered into an exclusive worldwide license agreement with Inch, Inc. dated as of March 1, 1998 whereby we obtained the right and license to manufacture, use, sell and sublicense a Disc packaging system. CDP holds the exclusive license for a minimum of five years and a maximum of the life of the patent. We applied for a new trademark under the name "Pull Pack (Trademark)" in March 1998. The agreement generally requires us to pay royalties on sales of products developed from the licensed technologies and fees on revenues from sub licensees, where applicable. The agreement provides that Inch, Inc. will act as a consultant to CDP for the design and manufacture of the Pull Pack (Trademark) at certain hourly rates based on the number of units sold. Should we default on our obligations to Inch, Inc. under the license agreement, our license could terminate or become non-exclusive and could have a material adverse effect on our operations and prospects. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

WE HAVE LIMITED PATENT PROTECTION AND PROPRIETARY INFORMATION

         Our ability to effectively compete may in part depend on our success in protecting our proprietary technology in the United States and abroad. We own or license the technology to two patents and has filed one additional patent application with the United States Patent and Trademark Office (the "PTO"). There can be no assurance that the PTO or any foreign jurisdiction will grant our patent applications or that we will obtain any patents or other protection for which application for patent protection has been made. No assurance can be given that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage or that we will have the resources to pursue any litigation against any party we believe to be an infringer. We will also rely on trade secrets, know-how and continuing technological advancement in seeking to achieve a competitive position. No assurance can be given that we will be able to protect our rights to our unpatented trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

         In addition to protecting our proprietary technology and trade secrets, we may be required to obtain additional licenses to patents or other proprietary rights from third parties. No assurance can be given that any additional licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product development while we attempt to design around blocking patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

         We could also incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. The PTO could institute interference proceedings against us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or others could also institute reexamination proceedings with the PTO against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of any patents that we may obtain or have the right to use.

WE ARE DEPENDENT UPON SUPPLIERS AND RAW MATERIALS

         Although we currently have purchase orders with ten different suppliers in China, we do not have any oral or written contracts or agreements with suppliers of our raw materials. No one vendor accounts for more than 10% of our purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of our business relationship with either principal supplier could have a material adverse effect on us. In the event that a relationship with a supplier upon which we depend is terminated, there can be no guarantee that we would be able to locate other satisfactory suppliers, or even if other suppliers could be located, that we would be able to establish commercial relationships with any such suppliers on favorable terms, if at all. If we are unable to establish commercial relationships with other suppliers, we may be required to suspend or curtail some of our current services and product lines. In addition, our principal raw materials are currently readily available, but there can be no guarantee that a general shortage of such raw materials will not occur. Such a shortage could also suspend or curtail some of our services. In the event we cannot secure such raw materials or any other raw materials on reasonable commercial terms, we may have to go to other sources and may not be able to secure similar quality or prices. Any suspension or curtailment of raw materials could have a material adverse effect on us. See "Business."

WE ARE DEPENDENT UPON DISTRIBUTORS

         Approximately 25% of the products manufactured by EHC, one of our wholly owned subsidiaries, are sold through distributors. We do not have any oral or written contracts or agreements with any of our distributors. In the event that a relationship with a distributor upon which we depend is terminated, there can be no guarantee that we would be able to locate other satisfactory distributors, or even if other distributors could be located, that we would be able to establish commercial relationships with any such distributors on favorable terms, if at all. In such case, we would be forced to distribute 100% of our manufactured products on our own, which may force us to suspend or curtail some of our product lines or hire additional workforce to handle such additional distribution, which in either event could have a material adverse effect on our results of operations. See "Business--Distribution Methods."

WE ARE SUBJECT TO GOVERNMENT REGULATION OF TECHNOLOGY

         Expansion into foreign markets may require us to comply with certain regulatory requirements of the U.S. or foreign governments. The technology contained in our products may be subject to U.S. export controls. There can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not delay introduction of new products or limit our ability to distribute products outside of the U.S. Further, various countries may regulate the import of certain technologies contained in our products. Any such export or import restrictions, future legislation or regulation or government enforcement could have a material adverse effect on our business, operating results and financial condition. Any such export or import restrictions, new legislation or regulation or government enforcement of existing regulations could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, if at all, and failure to comply could have a material adverse effect on us. See "Business--Government Approval."

THERE ARE LEGAL RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS

         The Warrants are not exercisable unless, at the time of the exercise, we have an effective Registration Statement covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although we have agreed to maintain the effectiveness of the Registration Statement of which this Prospectus is a part, covering the shares of Common Stock issuable upon the exercise of the Warrants effective for the term of the Warrants, our failure to do so would deprive the Warrants of any value. See "Description of Securities--Warrants."

         The Common Stock and Warrants may be purchased separately. Purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, we would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Warrants."

WE WERE DELISTED FROM THE BOSTON STOCK EXCHANGE AND MAY FACE POSSIBLE DELISTING OF SECURITIES FROM NASDAQ

         Effective December 30, 1999, our Common Stock and Common Stock Purchase Warrants were delisted from the Boston Stock Exchange due to our failure to obtain a minimum of 600 beneficial stockholders within six months of listing. Our Securities are listed on Nasdaq SmallCap. There can be no assurance, however, that we will satisfy the maintenance criteria for continued listing on either Nasdaq SmallCap. In order to remain quoted on Nasdaq SmallCap, under recently amended maintenance criteria, a company must have net tangible assets (total assets, excluding goodwill, minus total liabilities) of $2 million (or alternatively, net income of $500,000 in two of the three most recent fiscal years, or a market capitalization of $35 million). In addition, continued inclusion requires that the listed security have a minimum bid price of $1.00 per share, public float (shares not held directly or indirectly by any officer or director or any person who is the beneficial owner of more than 10% of the total outstanding shares) of at least 500,000 shares and the market value of such shares be at least $4,000,000. There must also be 300 registered holders of the Common Stock.

         If we are unable to satisfy Nasdaq SmallCap's listing standards, our securities may be delisted from Nasdaq SmallCap. In such event, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Securities. Consequently, the liquidity of the Securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analyst and news media coverage of the Company and lower prices for the Securities than might otherwise be attained.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK

         Presently, there is a limited trading market for our Common Stock. We are not able to provide you with any assurance that such trading market will be sustained, or that you will be able to sell your Common Stock at acceptable prices.

WE MAY BE SUBJECT TO "PENNY STOCK" RESTRICTIONS

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock." Regulations of the Securities and Exchange Commission (the "Commission") define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered underwriter and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing required penny stock restrictions will not apply to the Securities if such Securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. However, there can be no assurance that the Securities will qualify for exemption from these restrictions. In any event, even if the Securities are exempt from such restrictions, we would remain subject to Section 15(b)(6) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Securities were subject to the rules on penny stocks, the market liquidity for the Securities could be severely adversely affected. See "Risk Factors--Possible Delisting of Securities from Nasdaq SmallCap or BSE."

OUR STOCK MAY BE SUBJECT TO THE SEC'S PENNY STOCK RULES, WHICH MAY MAKE IT DIFFICULT TO SELL YOUR SHARES

         If the Securities are delisted from Nasdaq SmallCap, they will become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers selling such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, for the last two years). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Securities and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the Securities acquired hereby. See "Risk Factors--Possible Delisting of Securities from Nasdaq SmallCap or BSE."

THE EXERCISE PRICE OF THE WARRANTS WAS DETERMINED ARBITRARILY

         The exercise price and terms of the Warrants have been determined arbitrarily by negotiations between us and the Underwriter. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors deemed relevant. Therefore, the Offering price of the Common Stock and the exercise price and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock. See "Underwriting."

WE MAY REDEEM THE WARRANTS AT ANY TIME FOR A NOMINAL AMOUNT

         The Warrants are redeemable by us at any time commencing one year from April 23, 1999, for $.10 per Warrant upon 30 days prior written notice, provided that the average closing price or bid price of the Common Stock as reported on Nasdaq SmallCap, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange has been in excess of 150% of the then current Warrant exercise price for any 20 trading days within the 30 consecutive trading days ending on the 15th day prior to notice of redemption. Redemption of the Warrants by us could force the holders to (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) sell the Warrants at the then current market price when they might otherwise wish to hold the
Warrants  or  (iii)  accept  the  redemption  price,   which  is  likely  to  be
substantially less than the market value of the Warrants at the time of redemption. In the event of the exercise of a substantial number of Warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our Common Stock in the trading market could substantially affect the market price of the Common Stock. See "Description of Securities--Warrants."

THERE MAY BE VOLATILITY OF STOCK PRICE

         The stock market generally has experienced and is likely in the future to experience significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the significant fluctuations in response to variations in quarterly operating results, shortfalls in sales or earnings below analyst estimates, stock market conditions and other factors. There can be no assurance that the market price of the Securities will not experience significant fluctuations or decline below the Offering price.

WE HAVE NEVER PAID ANY DIVIDENDS AND MAY NOT PAY DIVIDENDS IN THE FUTURE

     We have not paid any dividends, except distributions by EHC as a Subchapter S corporation, and does not contemplate paying dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be retained by us to finance the development and expansion of our business. See "Dividend Policy."

THE DELAWARE GENERAL CORPORATION LAW CONTAINS ANTI-TAKEOVER PROVISIONS

         Our Certificate of Incorporation authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, $.001 par value per share (the "Preferred Stock"), and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by our stockholders. Thus, the Board of Directors can authorize and issue up to 1,000,000 shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of us, since the terms of the Preferred Stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Common Stock. We, however, have no intention of adopting a stockholder rights plan ("poison pill") in the foreseeable future. See "Description of Securities--Preferred Stock."

YOU WILL EXPERIENCE IMMEDIATE DILUTION UPON EXERCISE OF YOUR WARRANTS

     The Offering will result in an immediate and substantial dilution of $2.62 (52.4%) per share between the Offering price and the pro forma net tangible book value per share of Common Stock. See "Dilution."

     WE HAVE CONTRACTUAL OBLIGATIONS TO THE UNDERWRITER OF OUR INITIAL PUBLIC OFFERING

     Upon consummation of the Offering, the Underwriter has been granted, for a period of five years, the right to designate one individual to serve on our Board of Directors. If the Underwriter were to exercise such right, it could be deemed under certain circumstances to be in a position to assert influence over us. See "Underwriting."

POSSIBLE RESALES OF RESTRICTED SECURITIES UNDER RULE 144 MAY OCCUR

         Upon the consummation of the Offering, we will have 5,070,000 shares of Common Stock outstanding. Of these shares, 3,125,000 will be freely tradable. The remaining 1,945,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), in that such shares were issued and sold by us in private transactions not involving a public offering and are not covered currently by an effective registration. Except for an aggregate of 1,945,000 shares of Common Stock beneficially owned by our officers, directors and principal stockholders subject to "lock-up" agreements between such persons and the Underwriter, whereby such persons agree not to directly or indirectly, sell, offer, pledge, contract to sell, hypothecate, grant any option to purchase or otherwise dispose for a period of two years, subject to certain exceptions, such shares are subject to the resale restrictions of Rule 144 and will become so eligible at various times. In addition, we have granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants.

         Under Rule 144, a stockholder who has beneficially owned restricted shares for at least one year (including persons who may be deemed to be "affiliates" of the Company under Rule 144) may sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of a particular class of our Common Stock as reported on our 10-Q filing, or (ii) the average weekly volume on Nasdaq during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder who is not deemed to have been an "affiliate" of us for at least 90 days and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

         Pursuant to the Stockholders' Agreement, each of Messrs. Kassel, Goodman and Franzone (the "Selling Stockholders"), holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares") at the date of the April 23, 1999 Prospectus, are entitled to certain demand and "piggyback" registration rights with respect to such Registrable Shares. Pursuant to the Stockholders' Agreement, any Selling Stockholder holding an aggregate of 7% of the outstanding shares of Common Stock may request that we file a registration statement under the Securities Act, and subject to certain conditions, we generally will be required to use our best efforts to affect any such registration. In addition, if we propose to register any of our securities, either for our own account or for the account of other stockholders, we are required, with certain exceptions, to notify the Selling Stockholders and, subject to certain limitations, to include in such registration statement all the Registrable Shares requested to be included by such Selling Stockholders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his shares of Common Stock for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which we may obtain additional financing. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights," "Management--Employment Agreements" and "Shares Eligible for Future Sale."

DELAWARE LAW LIMITS THE LIABILITY OF OFFICERS AND DIRECTORS

         Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith. Our Certificate of Incorporation contains provisions indemnifying our officers and directors to the fullest extent permitted by Delaware law. These provisions provide, among other things, that a director of the Company shall not be liable either to us or our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may limit the ability of our stockholders to collect any monetary liability damages owed to them by an officer or director of the Company.

THE UNDERWRITER MAY ENGAGE IN TRADING

         The Underwriter acts as a broker or dealer with respect to the purchase or sale of the Securities in the over-the-counter market where each trades. The Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities in accordance with Rule 103 of Regulation M, pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market prices. The Underwriter also has the right to act as our exclusive agent in connection with any future solicitation of Warrant holders to exercise their Warrants. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to our Securities during a period beginning five business days prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market in our securities during certain periods while the exercise of the Warrants is being solicited. Such a limitation could impair the liquidity and market price of the Securities.

                                 USE OF PROCEEDS

         Assuming the sale of the Shares offered hereby, the net proceeds to the Company, are estimated to be approximately $8,613,625. The Company expects to use such proceeds as follows:

                                                  APPROXIMATE AMOUNT    % OF NET
INTENDED APPLICATION OF NET PROCEEDS                OF NET PROCEEDS     PROCEEDS

------------------------------------              ------------------  ----------

Inventory Purchases and Staffing(1) ..............    $1,000,000       11.6%
Tooling(2) ........................................    $ 400,000        4.6%
Sales and Marketing(3) ............................   $1,900,000       22.1%
Facilities and Equipment(4) .......................    $ 826,908        9.6%
Research and Development...........................    $ 766,613        8.9%
Working Capital....................................   $3,720,104       43.2%
                                                       ----------     ------
    Total..........................................   $8,613,625      100.0%
                                                       ==========    =======

------------------
(1) Includes the hiring of additional engineering and procurement personnel and additional inventory manufactured in China. (2) Consists of molds, castings and dies for the products under development. (3) This amount will be used for trade journal advertisements, mailings, sales literature and public relations.
(4) Includes engineering, computer and mold-making programs, improved communications equipment and additional warehouse and office space within our existing facility.

         In the event that our plans change or our assumptions change or prove to be inaccurate or if the proceeds of the Offering prove insufficient to fund operations (due to unanticipated expenses or difficulties or otherwise), we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing or curtail our operations. Future events, including changes in economic or industry conditions or our planned operations, may require us to reallocate proceeds among the various intended uses if it is determined at a later date that an increase in any expenditures or reallocation of proceeds is necessary or desirable. Any such determination would be based on, among other things, whether and to what extent revenue from sales is sufficient to offset operating expenses and the capital requirements associated with expanding our operations.

         We may, if and when the opportunity arises, use a portion of the proceeds of the Offering, possibly including a portion of the proceeds allocated to working capital, together with the issuance of debt or equity securities, to acquire rights to products. Any decision to make such an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction. Potential acquisition candidates may include products that are compatible with our products, or that we believe would provide us with additional distribution channels. As of the date of this Prospectus, we have no agreements, understandings or arrangements with respect to any such product acquisition and is not in the process of reviewing specific acquisition opportunities or engaged in negotiations with any potential acquisition candidates. There can be no assurance that we will be able to successfully consummate any acquisition or successfully integrate any acquired product into our operations. Investors in the Offering will not have an opportunity to evaluate the specific merit or risks of any acquisition.

         Proceeds not immediately required for the purposes set forth above will be invested in short-term, investment-grade, interest-bearing securities.

                                 DIVIDEND POLICY

         We intend for the foreseeable future to retain future earnings, if any, to provide funds for the development and expansion of our operations. Except as discussed below, any payment of dividends after the completion of the Offering, as determined at the discretion of the Board of Directors, will be dependent upon our financial condition, capital requirements and earnings, and other factors the Board of Directors may deem relevant.

         From our inception until December 24, 1998, EHC was treated as a closely-held corporation under Subchapter S of the Code and, therefore, did not pay federal or state income taxes on amounts earned during such periods. EHC distributed dividends to our stockholders for the years ended December 30, 1995 and December 28, 1996 in the aggregate amounts of $207,243 and $133,379, respectively. Additionally, EHC distributed an aggregate amount of approximately $115,000 for the year ended December 27, 1997 and the period from December 28, 1997 until December 24, 1998.

                                    DILUTION

At December 31, 1999, our net tangible book value was $3,460,223, or $1.02 per share of Common Stock, based on 3,382,500 shares of Common Stock outstanding. The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the net proceeds (estimated to be approximately $8,613,625 after estimated expenses of $393,875) from the sale of 1,437,500 shares of Common Stock offered hereby at an assumed Offering price of$5.00 per share, 125,000 shares of Common Stock underlying the Underwriter's Warrant plus 125,000 shares of Common Stock issuable upon exercise of the Warrant underlying the Underwriter's Warrant at an exercise price of $7.20, and 125,000 Warrants underlying the Underwriter's Warrant at a price of $0.16 per Warrant, the net tangible book value of the Company at December 31, 1999 would be $12,073,848 or $2.38 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the estimated Offering price per share of Common Stock and the net tangible book value thereof after giving effect to the Offering) of approximately $2.62 per share, or 52.4% of the Offering price per share. The following table illustrates the per share dilution:



                                                                    PER SHARE OF
                                                                    COMMON STOCK

                                                                    ------------

Assumed Offering price....................................................$ 5.00

 Net tangible book value at December 31, 1999.......................$1.02

 Increase in net tangible book value attributable to new investors...1.36
                                                                    -----
Net tangible book value after the Offering..................................2.38
                                                                          ------

Dilution of net tangible book value to the new investors..................$ 2.62
                                                                          ======





         The following table summarizes as of December 31, 1999, the number and percentage of shares of Common Stock purchased from us, the percentage and amount of total consideration paid and the average price per share paid by existing stockholders and by new investors pursuant to the Offering.

                            SHARES PURCHASED   TOTAL CONSIDERATION
                            ----------------   ------------------- AVERAGE PRICE
                            NUMBER   PERCENT   AMOUNT      PERCENT     PER SHARE
                            -------  -------   ----------  ------- -------------

Existing stockholders.....  3,382,500   66.7   $7,506,941     45.5         $2.22
New investors.............  1,687,500   33.3    8,987,500     54.5         $5.29
                            ---------  -----   ----------    -----
    Total.................  5,070,000   100%  $16,494,441    100%
                            =========  =====   ==========    =====

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1999: (i) our actual capitalization and (ii) our capitalization as adjusted to reflect (a) the issuance and sale of the 1,250,000 shares of Common Stock offered hereby; and
(b) receipt of the net proceeds therefrom. (d) the issuance and sale of 125,000 Warrants relating to the Underwriter's Warrants; (e) the issuance and sale of 125,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants; and (f) receipt of the net proceeds therefrom. This table should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                  DECEMBER 31, 1999

                                                                                ----------------------------
                                                                                 ACTUAL      AS ADJUSTED

                                                                                ----------   --------------

Debt........................................................................... $1,467,060    $1,467,060
                                                                                ----------     ----------
Stockholders' Equity:

 Common Stock, $.001 par value,  10,000,000 shares authorized,  3,382,500 issued and outstanding, actual; 10,000,000 shares authorized, 4,945,000 issued and
   outstanding, as adjusted.....................................................     3,383         5,070

 Additional paid-in capital..................................................... 6,852,204    15,464,142

 Deficet........................................................................(1,831,012)   (1,831,012)
                                                                                ----------    ----------
   Total stockholders' equity................................................... 5,024,575    13,638,200
                                                                                ----------    ----------

   Total capitalization........................................................$ 6,491,635   $15,105,260
                                                                                ==========   ============

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     International Smart Sourcing, Inc. was organized as a holding company for our wholly owned subsidiaries Electronic Hardware Corp. ("EHC") Compact Disc Packaging Corp. ("CDP") and International Plastic Technologies, Inc. ("IPT") (collectively, the "Company"). IPT was formed for the purpose of developing domestically manufactured injection molded plastic products or assemblies, redesigning the products to improve function and appearance and by using our relationships with vendors in China, to manufacture the products offshore in order to deliver them at lower prices and improved profit margins.

     EHC, our principal subsidiary, has over 29 years of experience in the design, marketing and manufacture of injection molded plastic components used in industrial, consumer, and military products. We believe that our long-term experience in the manufacture and assembly of injection molded plastic components, coupled with direct access to manufacturing facilities in China, will enable us to provide improved products at lower prices with improved profit margins.

     We, through CDP, have entered into an exclusive international licensing agreement to manufacture, market, sell and sub-license the Pull Pack TM, a proprietary Disc packaging system. The Pull Pack (TM) is a redesigned " Jewel Box", the packaging currently used for Compact Discs, CD-ROMs and DVD.

RESULTS OF OPERATIONS

     For the year ended December 31, 1999 compared to the year ended December 26, 1998:

NET SALES

     Net Sales for the year ended December 31, 1999 were $4,919,095, as compared to net sales of $5,883,001 for the year ended December 26, 1998. The decrease of $963,906 or 16% for the period was attributed to generally lower industry bookings and a major customer extending deliveries on purchase orders until their inventory is reduced. In addition, the government has delayed placing purchase orders in the third quarter, pending the fourth quarter commencement of the new contract with the U.S. government Defense Supply Center Philadelphia which was awarded to EHC in the second Quarter of 1999.

GROSS PROFIT

     We realized an overall gross profit margin percentage for the year ended December 31, 1999 of 26%, which represents a decrease from the 29% experienced during the year ended December 26, 1998. This decrease can be attributed to the increased sales of molded plastic components that have a lower gross profit than products that are molded and have value-added operations.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

     The increase in selling, general, and administrative expenses includes startup costs associated with setting up sales, marketing and operational departments, and systems to support future business. Such departments consist of personnel, computer hardware and software, office space and furniture.

         Selling, general and administrative expenses for the year ended December 31, 1999 were $3,306,930 as compared to $1,764,126, for the year ended December 26, 1998. The increase of $1,542,804 or 87% for the period is primarily attributable to $248,000 used for promotional activities for CDP, $213,000 for legal and accounting fees, $43,000 for reimbursement of expenses CDP incurred in obtaining a patent $56,000, for travel to China to review and support the manufacturing and engineering facilities and trade shows for IPT and CDP, $93,000 in costs associated with being a public company, $36,000 in consulting for selecting and qualifying manufacturers in China, $59,000 on new office staff to our new business, and $63,000 in engineering consulting fees for new products designed by EHC to compliment the knob line. In addition, there was a non-cash charge to operations of $52,000 related to the issuance of stock options.

RESULTS OF OPERATIONS

         For the year ended December 26,1998 compared to the year ended December 27,1997:

NET SALES

         Net sales decreased $171,746 or 3% to $5,883,001 for the year ended December 26, 1998 from $6,054,747 for the year ended December 27, 1997. The decrease was attributable to the redesigning of a key customer's product and generally slower industry booking.

GROSS PROFIT

         We realized an overall gross margin percentage for the year ended December 26, 1998 of 29%, which represents a decrease from 37% experienced during the year ended December 27, 1997. The decrease in gross profit occurred because of a chance in the product mix. In 1998, we relied more heavily on molded products, which do not have secondary operations. These types of products are different from the standard Product line, which do require secondary operations such as assembly, machining, painting, printing and finishing and consequently earn a higher profit.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses decreased $6,767 or less than 1% to $1,764,126 for the year ended December 26, 1998 from $1,770,893 for the year ended December 27, 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Our liquidity needs arise from working capital requirements, capital expenditures, and principal and interest payments. Historically, our primary source of liquidity has been cash flow generated internally from operations, supplemented by bank borrowings and long term equipment financing. Our cash increased to $1,992,265 on December 31, 1999 from $16,146 on December 26, 1998.

         Cash flow used in operating activities was $1,596,687 for the year ended December 31, 1999 on a net loss of $1,969,368. The increase in accounts receivable is the result of tooling invoiced in December and collectable in the following quarter. Working capital was used to reduce accounts payable to an acceptable level. Cash used in investing activities for the year ended December 31, 1999 was $802,860, which consisted of cash for the purchase of tooling, molds, machinery and equipment and a loan to Azurel Ltd with whom we entered into an exclusive supply agreement. In October we converted $253,000 of trade receivables from a related party to a 5 year Promissory note paying principal and 8% annual interest on a monthly basis over 5 years. The note is current through the date of this filing.

         Net cash provided by financing activities for the year ended December 31, 1999 was $4,375,666. On April 23, 1999, we offered for sale to the public 1,250,000 shares of our common stock at $4.50 per share and 1,250,000 redeemable common stock purchases warrants at $0.10 to purchase one share of common stock at $5.00 per share. The Company received approximately $4,300,000 of net proceeds from the initial public offering. Additionally, on June 10, 1999 the Underwriter exercised it's over allotment option in full to purchase 187,500 additional shares of our common stock and 187,500 redeemable common stock purchase warrants. We received approximately $750,000 of net proceeds from this transaction. Combined net proceeds to us from the initial public offering and over allotment totaled approximately $4,900,000.

         Cash of $1,536,520 was provided from borrowings on available credit lines. Cash of $2,329,748 was used to make principal payments on loans. In December, we acquired bank financing from European American Bank (EAB). The financing agreement includes a demand note of $1,250,000 and a term loan of $500,000. The loan is secured by accounts receivable, inventory and a $1,000,000 certificate of deposit which is restricted from use until we earn $100,000 year to date net profit. In addition, there is a maximum leverage and minimum capital base requirement. The minimum capital base was not met. On March 30, 2000 EAB issued a wavier for the minimum capital base requirement and amended such requirement to $2,000,000. However, EAB has prohibited us from drawing any additional funds from the lines of credit until further review. With the proceeds of the loans the $1,000,000, revolving line of credit with Republic National Bank was paid in full.

YEAR 2000 COMPUTER SYSTEM COMPLIANCE

         No problems were encountered with our computer hardware or software due to the Year 2000 issue.

         The Year 2000 readiness of certain of our major suppliers and customers is unclear. While we believe that our own systems are Year 2000 compliant, if a significant number of our suppliers and customers were to experience business disruptions as a result of their lack of Year 2000 readiness, their problems could have a material adverse effect on our financial position and results of operations.

EXCLUSIVE SUPPLY AGREEMENT BETWEEN THE COMPANY AND AZUREL LTD.

         We entered into an exclusive supply agreement with Azurel Ltd. (Azurel) dated July 7, 1999 ("the Agreement"). Pursuant to the Agreement, we loaned $500,000 to Azurel in exchange for the exclusive right to supply Azurel with any and all products imported by or on behalf of Azurel. In addition, we received warrants, expiring December 31, 2004, to purchase 100,000 shares of Azurel common stock at a purchase price of $1.50 per share. We have not received any orders through March 26, 2000.

         On December 23, 1999, the terms of the loan agreement were extended allowing principal payments to begin on January 15, 2000. In consideration for extending the principal payments, we received an additional 50,000 warrants to purchase shares of Azurel Ltd. Common stock at an exercise price of $1.50 per share. Interest continues to accrue at 8% per year on all unpaid balances. As of the date of this filing, no principal or interest payments have been made. The note is past due and no repayments have been made. We are in the process of negotiating new repayment terms.

CAUTIONARY FACTORS REGARDING FUTURE OPERATING RESULTS

         The matters discussed in this Post-Effective Amendment No. 1 other than historical material are forward-looking statements. Any such forward-looking statements are based on current expectations of future events and are subject to risks and uncertainties which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, our strategic relationships, the impact of intense competition and changes in our industry.

         We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

                                    BUSINESS

THE COMPANY

         We, through our principal subsidiary, EHC, have over 29 years of experience in the design, marketing and manufacture of injection molded plastic components and assemblies, including consumer, industrial and military knobs and custom and mechanical assemblies, including micro veneers, push or pull-to- turn clutch knobs and detent knobs. EHC also produces hardware items, including shaft locks, mounting brackets, test jack covers, cabinet bumpers and captive screws. We believe that EHC's long-term success is due to the average 30-year experience of our management team, strategic acquisitions of complementary companies, products and product lines and our ability to adapt new technologies and advanced manufacturing concepts to produce high-quality products at competitive prices.

         The management team at EHC is comprised of molding, mechanical, industrial and design engineers, enabling EHC to provide early and total involvement with customers in the design and development of products. We believe that such concurrent engineering results in reduced costs and shorter lead times while improving quality. The technical staff at EHC has improved efficiency by 64% since 1995, due in large part to the use of Computer Aided Design technology, cellular manufacturing and the Kanban manufacturing system. Computer Aided Design technology utilizes computer generated graphic models during the prototype phase and aids in optimal method planning for manufacturing. The Kanban manufacturing system is a method of inventory control which allows representatives of each departmental stage of the manufacturing process to directly reorder inventory, as needed, thereby reducing overhead costs associated with material control functions. EHC's products and technical strengths are promoted by an aggressive, customer-focused internal sales force.

         EHC meets a full range of our clients' needs by maintaining early and total involvement, from the design and development to the ultimate manufacture and packaging of the product. When a custom-made product is initially requested, experienced EHC application engineers assist the customer during the concept design stage, which the Company considers critical to the success of the manufacturing process. During this stage, EHC application engineers draw upon our experience, expertise and technological innovation to assist clients in reducing costs, meet accelerated market schedules and ensure high quality workmanship.

         Once EHC has successfully assisted the client in creating an efficient design, such design is converted into a model. EHC currently has a relationship with a local university whereby EHC utilizes such university's Computer Assisted Manufacturing three dimensional computer graphics database, which is compatible with EHC's system, to generate a drawing used to manufacture tooling, a Computer Aided Design ("CAD"). The CAD is then used in conjunction with a Rapid Prototype Machine to produce a design model for aesthetic evaluations.

         We incorporate many other technological innovations and advanced manufacturing practices to consolidate our workplace. Through such innovations, we are able to achieve state-of-the-art quality control procedures and consistently produce high quality products.

         We are currently having our facility certified for International Quality Standard ("ISO") 9002, a manufacturing certification required by European companies and looked upon favorably throughout the world. ISO 9002 requires us to meet certain stringent requirements established in Europe to ensure that the facility's manufacturing processes, equipment and associated quality control systems will satisfy specific customer requirements. We believe that obtaining ISO 9002 certification will benefit us in the plastic manufacturing market, both nationally and internationally.

         Our factory is divided into manufacturing cells, which we believe accounts for a more efficient workplace and improved quality. Each cell is responsible for a complete manufacturing process, from machining to assembly and from indicia marking to the ultimate packaging of the product. The cells are operated by teams of cross-trained employees knowledgeable of both the product and the manufacturing process. The cell teams meet regularly to solve problems and develop more efficient manufacturing methods. We believe that this consolidated manufacturing approach results in high quality, on-time delivery, competitive pricing and a loyal customer base.

         Additionally, we believe that it has created a cost-effective workplace by decreasing inventory costs. Our "pull" (also known as "JIT," which stands for Just-in-Time) system is designed to introduce raw materials and components at the time necessary to fulfill customer orders. This system eliminates costs associated with the storage and handling of large amounts of inventory. We believe that it also accounts for a more timely rate of delivery. The "pull" system depends on long-term relationships with suppliers. We believe that due to our strong relationships with suppliers and our well-trained workforce, the system will continue to provide efficient and prompt delivery.

         We offer secondary operations on our molded products. Services such as hand painting, pad printing, hot stamping and engraving are provided at a customer's request. These marking systems can be used on most materials and varying contours. We believe that these extra manufacturing services allow for greater flexibility and increased customer satisfaction.

         We were originally formed in 1970 as EHC, a New York corporation, and were reorganized as of December 24, 1998 as a Delaware holding company for our two wholly owned subsidiaries, EHC and CDP. We changed our name from International Plastic Technologies, Inc. to International Smart Sourcing, Inc. on December 7, 1998. As part of the Reorganization, the stockholders of each of the subsidiaries exchanged the following percentage ownership in the respective subsidiaries for the percentage of shares of the Company: David Kassel exchanged 33% of EHC and 90% of CDP for 46.3% of the Company; Andrew Franzone exchanged 33% of EHC for 25.7% of the Company; Harry Goodman exchanged 33% of EHC for 25.7% of the Company; and David Cowan exchanged 10% of CDP for 2.3% of the Company. On May 7, 1999, a newly formed company called International Plastic Technologies, Inc., a Delaware Corporation ("IPT") was formed for the purpose of developing manufactured injection molded plastic products or assemblies, redesigning the product to improve function and appearance, by using its relationships with vendors in China, to manufacture the products offshore in order to deliver them at lower prices and improve profit margins.

GROWTH STRATEGY

         We intend to expand our operations through (i) specializing in assisting small to mid-sized companies to reduce their cost of manufacture by outsourcing work to China, and (ii) developing the infrastructure necessary to assist the companies outsourcing. Through a Consultant who is also an independent director of the Company, we have established direct contact with manufacturers in China and have initiated full scale overseas manufacturing projects in China of small-scale production runs of various products, including separate projects through an affiliated company, AFC. Currently, we have purchase orders with ten different suppliers in China. There can be no assurance that we will be able to consummate any acquisitions, maintain or establish additional manufacturing relationships in China or achieve any of our growth strategies. See "Risk Factors--Risks Relating to Manufacturing in China."

         While small businesses comparable in size to us often encounter major difficulties in securing manufacturing projects in China due to prohibitive broker commissions and agency fees incurred both domestically and abroad, which, based upon our experience could account for up to 25% of the entire manufacturing project, we, through the Consultant, have established direct contact with certain manufacturers in China, allowing us to avoid such commissions and fees and realize the benefit from lower costs of raw materials and labor. Based on our assessment of manufacturing projects in China through AFC, we believe that it can reduce our overall domestic manufacturing costs, including shipping and tariffs, by more than 25%. See "Risk Factors--Risks Relating to Manufacturing in China" and "Certain Transactions."

PRODUCTS

Control Knobs and Assemblies

         We, through EHC, a wholly owned subsidiary, manufactures a full line of instrument control knobs, handles, value-added custom molding, dials and similar devices for consumer, industrial and military electronics equipment. EHC's knobs are used for precise setting of switches, on/off switches, volume controls and critical setting of instrumentation switches. EHC manufactures many of the knobs to order based on the customers' exacting specifications as well as our standard line. Customers of EHC order the knobs by specifying particular descriptions and features, including the shaft diameter, outer diameter, overall size, height, color, illumination, dials and markings, such as lines, dots or numbers. EHC also has a standard product line of consumer, industrial and military knobs available for sale through catalogs.

         Overall, the number of different types of knobs EHC has manufactured in our history is in the order of tens of thousands. Some knobs are manufactured with mechanical devices built into the knob. For example, one of our locking knobs turns freely and sets upon depression, resisting shock, vibration or accidental movement. A clutch knob is one that continues to turn even after the device has reached a pre-set limit so that the pressure of the turning knob does not damage the equipment. Most knobs are resin-based and injection molded. Some knobs are painted and some are delivered "as molded." Certain knobs are made with aluminum inlays, caps, dials or skirts and may have fittings of screws, bushings, springs or set screws.

         The knobs and assemblies can be sold in lots of as few as one knob or as large as 500,000 units or more. EHC requires a $150 per order minimum charge. Knob prices to the customer range from as low as $.09 per unit to as much as $150 per unit.

The Pull Pack (Trademark)

         We, through CDP, a wholly-owned subsidiary, have entered into an exclusive international licensing agreement to manufacture, market, sell and sub-license the Pull Pack (Trademark), a proprietary Disc packaging system. The Pull Pack (Trademark) is a redesigned "Jewel Box," the packaging used currently for Compact Discs, CD ROMs and DVD. The Pull Pack (Trademark) implements a drawer-like mechanism, avoiding the problems associated with currently available Disc packaging involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature. The drawer carries the Disc, and a tray above the drawer holds the descriptive booklet. When the drawer is opened, the tray is pushed forward one-half inch beyond the outer housing, providing the user with the option of removing the Disc or the booklet or both. The drawer also holds an inlay card, which provides the graphics for the spine and the bottom of the package. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

         A prototype version of the Pull Pack (Trademark) won the International Design Magazine Award for Packaging in 1993. Between 1993 and 1997, Inch, Inc., the inventor of the Pull Pack (Trademark), explored various design concepts and manufacturing methods and processes to reduce production costs in order to enable the Pull Pack (Trademark) to become economically competitive. Late in 1997, we proposed to Inch, Inc. a more cost-efficient method of producing the Pull Pack (Trademark) by utilizing our sources in China. We believe that by utilizing our contacts with Chinese manufacturers, it can produce the Pull Pack (Trademark) on a cost-efficient and competitive basis.

         We acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby we issued 445,000 shares of our Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. We have allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market and sell the Pull Pack (Trademark). The license agreement will be amortized over a period of 10 years. Additionally, we have allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to our operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charge will adversely affect the results of our future operating and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         While no contracts or agreements are in place, we are currently negotiating with manufacturers in China to produce the Pull Pack (Trademark) and plans, with no assurance, to market the product as a specialty packaging system to a targeted niche market, including CD ROM, special production, retail replacement packaging and rental and institutional markets such as video stores, lending libraries and technical research facilities. See "Risk Factors--Risks Relating to Manufacturing in China" and "--Initial Marketing Phase of the Pull Pack (Trademark); No Assurance of Market Acceptance."

         We believe that the Pull Pack (Trademark) is well positioned to be sold in specialty niche markets. We believe that the Pull Pack (Trademark) receives favorable reviews because it complements what has made the Compact Disc the preferred format in both the entertainment and educational industries, ease of use and durability.

         We intentionally rely upon current technologies and materials used for the Pull Pack (Trademark) so that it can be interchangeable with current Jewel Boxes. The Pull Pack (Trademark) is the same size as the standard Jewel Box and is made from the same clear plastic. It also uses the same graphic inserts as Jewel Boxes, a booklet and inlay card, which allows Compact Disc distributors to use Jewel Boxes or the Pull Pack (Trademark) interchangeably without requiring special graphics to be printed. We believe that this complete compatibility will also allow the Pull Pack (Trademark) to be sold directly to consumers who want to replace their broken Jewel Boxes with a more durable and convenient package.

         A pre-production model of the Pull Pack (Trademark) was developed in June 1998 for market research and small production runs. Concurrently, the production tooling of the Pull Pack (Trademark) is complete and the product has been produced in limited quantities. We will initially target market opportunities such as replacement packaging, CD ROM packaging, rental and institutional markets, such as video stores, lending libraries and technical research facilities, special production markets and newly developed discs. As consumers become familiar with the Pull Pack (Trademark), we intend to sell directly to the OEMs, who are the original content providers in both the music and CD ROM industries.

         Replacement Market. We will target several key distribution avenues in the replacement market, including mass merchandisers, office supply, computer, music chains and catalogs. We believe that it is important to sell the Pull Pack (Trademark) in all of the above channels, and not just in music stores. We estimate that approximately 100 million replacement units are sold per year at an average price of $0.15 per unit, or an aggregate of $15,000,000.

         Computer stores and music retailers sell replacement Jewel Boxes so that consumers can replace broken packages. Compact Discs distributed in paperboard sleeves also fuel the replacement market as consumers replace such packaging with Jewel Boxes. We believe that individual retail chains sell approximately 30,000 replacement packages per month. Chain stores, office supply stores, computer chains, mail order companies and music stores all sell replacement Jewel Boxes, usually in packs of three, five or ten.

         CD Rom Market. CD ROMs are frequently housed in Jewel Box packaging. CD ROM volume in the United States is estimated to have reached 278 million units in 1995. Computer and CD ROM use continues to increase, as consumer retail store purchases supplement software sold with computers by OEMs.

         Industrial Market. Many businesses prepare demonstration or promotional discs for music, software, and product promotion, including such retailer catalogs as L.L. Bean, Williams-Sonoma and Tiffany. Although those Compact Discs or CD ROMs which are distributed free of charge are not included in statistical data bases, the Company estimates that approximately 20 million of these units were distributed in the year ended December 31, 1997. Consequently, we believe that the market available for the Pull Pack (Trademark) is statistically understated.

         Special Production Market. Special packaging is frequently created to meet the demands of major recording artists or provide a uniquely distinctive package for special promotions. Such packaging is assembled by hand because automated insertion machines cannot accommodate non-standard packaging. We believe it has the ability to provide such packaging at reasonable costs. The Company estimates that approximately five to ten million units are packaged in this manner each year.

         Newly Developed Discs. We believe that new disc formats that have recently reached the market or are expected to do so in the near future will also expand market opportunities. These formats include the Photo Compact Disc and the DVD, both of which can be packaged using a variation of the Pull Pack (Trademark) concept. DVDs are the same size as the compact discs now in use, but will be sold in packages two inches larger than a Jewel Box to fit into current retail video racks. We believe that the laser packaging may provide an opportunity for the Pull Pack (Trademark) to become the package of choice. Other entertainment formats--Digital Compact Cassettes and Digital Audio Tape--are also available and can be packaged using a variation of the Pull Pack (Trademark) concept.

         OEM Market. The OEM market is the largest user of Compact Disc packaging. We estimate that OEMs used approximately one billion units in the United States for the year ended December 31, 1997. Once the Pull Pack (Trademark) has become visible in the replacement market, we believe that it is likely to be requested by consumers for new title releases. We will attempt to capitalize on this demand by marketing directly to the OEM market. The six major OEMs for music are: Warner/Elektra/Atlantic, Sony, PolyGram, Capitol/EMI, MCA and BMG. These OEMs generally have their Jewel Boxes manufactured by outside sources. Jewel Boxes are delivered partially assembled, and the OEM uses automated equipment to insert the Discs and graphic components and to shrink wrap the packages. If sales volume in the OEM market exceeds our ability to increase production, we will consider licensing the right to produce the Pull Pack (Trademark) to the OEM or our supplier.

         We also plan, although with no assurance, to introduce a more durable version of the Pull Pack (Trademark) which will utilize the same tooling as the standard Pull Pack (Trademark), but will be made out of a tough, clear plastic called zylar. These zylar packages will be marketed to rental and institutional markets such as video stores, lending libraries and technical research facilities, so that we will have access to different market segments simply by substituting one raw material for another.

COMPETITION

Knob and Assembly Manufacturing/Injection Molding

         We believe that our segment of the plastic injection molding industry is highly fragmented and that no one participant is dominant in the industry. We believe that the most important competitive factor in this industry is investment in tooling, as the high cost of tooling relative to the low revenue of individual products is a barrier to entry in this market. We currently own approximately 1,500 tools, which gives us the ability to manufacture over 10,000 products and assemblies. Other key competitive factors in this industry include quality of products, depth of industry knowledge, a sizable customer base, ability to provide products on a timely basis, level of experience, breadth of products and services offered, responsiveness to customer requests and ability to produce a wide variety of projects in a timely manner and at a competitive price.

         We believe that our main competitors in the control knobs and components segment of the injection molding industry are the following: Rogan Corporation, which produces instrument and consumer knobs; Philips Plastic
Manufacturing Corporation, which produces consumer knobs; Davies Molding Company, which produces instrument knobs; and Aerospace Knob Company, which produces military avionic knobs. With our range of consumer, instrument and military knobs, EHC strives to provide the broadest and most extensive line of knobs and assemblies in order to maintain an advantage over our competitors.

Pull Pack (Trademark)

         We believe that the primary competition for the Pull Pack (Trademark) is the current Jewel Box manufactured by Atlanta Precision Molding, Auriga and International Packaging Corp. Other companies have developed alternative Compact Disc packaging, but we believe that none have proved to be a challenge at this time because production costs are prohibitive or the designs have not been accepted by the general public or OEMs. Three of these packages are the Laserfile, from Laserfile Inc., the Utmost Rotary CD Case, from Co-Joint Corp. and the Alpha Pak, from Alpha Enterprise, Inc.

SUPPLIERS AND RAW MATERIALS

         EHC's principal raw materials consist of Lexan (polycarbonate), nylon, ABS and polypropylene. Such materials are generally available commodities sold to the injection molding industry by a variety of suppliers. suppliers in China, the Company does not have any oral or written contracts or agreements with any suppliers. No one vendor accounts for more than 10% of our purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of our business relationship with either principal supplier could have a material adverse effect on us. Notwithstanding, while a shortage of a particular supplier's raw materials would not materially affect us, a general shortage of raw materials could adversely impact us. We have never experienced a shortage in raw materials and do not anticipate any shortages to occur in the reasonably foreseeable future, however, there can be no assurance that there will not be a shortage of raw materials. See "Risk Factors--Risks Relating to the Use of Foreign Suppliers" and "--Dependence Upon Suppliers and Raw Materials."

         We are currently manufacturing products in China, including the Pull Pack (Trademark). In such manufacturing projects, the Chinese manufacturers will arrange for all raw materials from local suppliers. While we believe that there will be no shortage of such materials overseas and that prices will remain comparatively low, there can be no assurance that no shortages will occur. In addition, we are subject to the risk of political or economic dislocation in China which could affect the availability or cost of raw materials. We anticipate that the raw materials used for the Pull Pack (Trademark) will consist of either crystal styrene, general purpose styrene, polypropylene or zylar.

DISTRIBUTION METHODS

         EHC sells our products solely to industrial customers either directly or through major distributors. EHC never sells directly to retail consumers. Approximately 25% of EHC's products are principally sold through the following distributors: Newark Electronics, Allied Electronics, Inc., Bisco Industries, Inc., Alatec Electronics, Inc. and Peerless Electronics, Inc. We do not have oral or written contracts or agreements with such distributors.

RESEARCH AND DEVELOPMENT

         We believe that our commitment to research and development has distinguished us among our competitors. In 1999, we spent approximately $184,000 on research and development of new tooling and development for a switch built into a knob, Pull Pack, and a "Quick Draw" rack system for the Pull Pack. We spent approximately $225,000 on research and development in 1998, including expenditures on new knob designs, computer aided design technology and engineering feasibility studies on potential new product lines. We, through EHC, spent approximately $150,000 in 1997 on both new tooling for new knob designs and product development, and $75,000 in 1996 on new tooling for new knob designs. We have secured various federal government and New York State monies for product development, including a $150,000 federal assistance/match funds grant. Our customers do not bear research and development costs, as all research and development is funded solely by us, some of which is through federal or state funding.

PATENTS, TRADEMARKS, LICENSES AND ROYALTY RIGHTS

         We, through CDP, a wholly owned subsidiary, entered into a minimum five-year license agreement dated as of March 1, 1998 with Inch, Inc., to obtain the exclusive worldwide licensing rights to make, use, sell and sublicense the Pull Pack (Trademark). In consideration of the exclusive license, we agreed to pay Inch, Inc. royalties of (i) 2% of the annual gross sales of Pull Pack (Trademark) less any returns, credit and allowances; (ii) 25% of any royalties or fees from sub licensees payable within 30 days of receipt; and (iii) a $30,000 reimbursement payment for expenses incurred in obtaining a patent. We are entitled to exclusive license rights of Pull Pack (Trademark) for a minimum of five years and a maximum of the United States life of the patent, which expires in 2012. We paid to Inch, Inc. a royalty payment of $30,000 for the period of February 1, 1999 to February 1, 2000. If royalties paid to Inch, Inc. do not equal or exceed a minimum total of $40,000 from February 1, 2000 to February 1, 2001, and $50,000 for each 12 month period thereafter, Inch, Inc. shall have the right to terminate the exclusive license agreement upon 30 days' notice. In the event that the exclusive license is terminated, CDP shall continue to hold a non-exclusive license at the above referenced royalty rate. Inch, Inc. has also agreed to provide consulting services to CDP at the rate of $50 per hour prior to the sale of 10,000 units and $110 per hour after the sale of 10,000 units. CDP has agreed to indemnify and hold harmless Inch, Inc. against all damages and liabilities arising out of the manufacture of the Pull Pack (Trademark).

         In 1995, Pull Pack (Trademark) was issued Patent No. 5,383,544, which expires in January 2012. On June 16, 1998, EHC was issued Patent No. 5,765,449, which expires on June 16, 2015. EHC has submitted a patent application on a tactile detent knob. However, there can be no assurance that such patent will issue.

         We may apply for additional patents relating to other aspects of our production. There can be no assurance as to the degree of protection which existing or future patents, if any, may afford us, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. See "Risk Factors--Risks Relating to Licensing Agreements" and "Risk Factors--Uncertainty Regarding Patents and Proprietary Information."

EMPLOYEES

         As of the date of this Prospectus, we had a total of 83 employees. 13 of these employees work on a part-time basis. 38 of our employees are represented in collective bargaining agreements by Local 531, International Brotherhood of Teamsters, AFL-CIO. 15 employees work in Sales and Administration while 66 employees are factory workers.

         We believe we have a satisfactory relationship with our unionized labor and have never experienced a work stoppage. The current collective bargaining agreement was amended by means of a Memorandum of Agreement dated as of May 10, 1998 and was extended until May 9, 2001. Union employees are covered by the Sick & Welfare Fund, Local 531, to which we contribute a specified amount each year.

PROPERTY

         We operate from an approximately 20,000 square foot facility located in Farmingdale, New York. The facility is owned and operated by K&G Realty Associates, a partnership owned by David L. Kassel, our Chairman, and Harry Goodman, our Vice President. The mortgage on the facility is guaranteed by EHC. Our lease, currently under a 10-year extension, expires in December 2005. The annual rent is currently $146,000 per year, and provides for annual adjustments equal to the greater of the increase in the Consumer Price Index or 5%. Pursuant to a rider to the lease agreement dated as of March 1, 1998, EHC shall pay as additional rent, any and all real property taxes for the demised premises in excess of $26,000 per annum. In 1999, the real estate taxes were approximately $34,000. We believe that the property is suitable for our presently foreseen use. We lease approximately 1,000 square feet of office space in Shanghai, China for $1,500 a month through the Consultant on a month-to-month basis. See "Certain Transactions."

LEGAL PROCEEDINGS

         On or about April 20, 1999, a former non-officer employee of the Company filed a complaint against EHC with the Division of Human Rights of the State of New York ("Division") charging violation of the Americans with Disabilities Act covering disabilities relating to employment. We submitted an answer to the complaint on May 4, 1999. We are vigorously defending this action and believe, with no assurance, that it has a meritorious defense. Although the ultimate outcome of the action cannot be determined at this time, we do not believe that the outcome will have a material adverse effect on our financial position or overall trends in results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth information concerning our executive officers, directors and significant employees.

                 NAME             AGE             POSITION

                                  ---             --------

Andrew Franzone.................. 62      CEO and President, Director
David L. Kassel.................. 64      Chairman of the Board of Directors
Harry Goodman...................  73      Vice President and Secretary, Director
Steven Sgammato.................  40      Chief Financial Officer
Frank Pellegrino................  53      Vice President of Engineering
Bao-Wen Chen....................  32      Director
Carl Seldin Koerner.............  50      Director
Mitchell Solomon................  40      Director


     Andrew Franzone has served as President of EHC since 1987. Mr. Franzone has also served as president of AFC since 1984. Mr. Franzone served as Chairman of the Board of Directors and President of Ackerman Bodnar Corp., a manufacturer of interior aircraft lighting, from 1974 through 1983. See "Certain Transactions."

     David L. Kassel founded EHC in 1970. Mr. Kassel has served as Chairman of EHC since 1975 and President of CDP since 1995. From 1983 until 1995, he was Chairman of the Board of Directors of American Safety Closure Corp., a company engaged in the manufacturing of bottle caps. Mr. Kassel has been the Chairman and principal stockholder of AFC since 1984. Mr. Kassel has been the Chairman of Memory Protection Devices, Inc., a company engaged in the manufacturing of devices for the protection of computer memory, since 1987. Mr. Kassel has been a partner in K&G Realty Associates, a privately held real estate company, since 1978. See "Certain Transactions."

     Harry Goodman served as Vice President of EHC since 1986. Mr. Goodman served as President of EHC from 1976 to 1986 and began working as an officer of EHC in 1970. Mr. Goodman has been a partner at K&G Realty Associates since 1978. Mr. Goodman has served as an officer of AFC since 1984. Mr. Goodman has served as an officer of Memory Protection Devices, Inc. since 1987. See "Certain Transactions."

     Steven Sgammato has served as Chief Financial Officer of EHC since 1987. Mr. Sgammato served as a manager in accounting for Gimbel's Corp. from 1982 to 1986, and a manager in accounting of Conran's Habitat from 1986 to 1987. Mr. Sgammato earned an MBA in Management from Dowling College, located in Oakdale, New York, in 1997.

     Frank Pellegrino has served as the Vice President of Engineering of EHC since 1974.

     Bao-Wen Chen joined us in 1998 as a director. Ms. Chen currently serves as the president of B.C. China Business Consulting, Inc., a partner of China Trade Limited and Secretary General of the U.S.-China Economics and Trade Promotion Council. In 1995, Ms. Chen formed B.C. China Business Consulting, Inc., a provider of advisory and consulting services to clients engaging in transactions between U.S. and Chinese companies, and currently serves as our president. In January 1998, Ms. Chen became a partner of China Trade Limited, a company comprised of U.S. businessmen, international attorneys and U.S. resident Chinese nationals formed to assist clients in representation and trade, sales and distribution and strategic service in transactions between U.S. and Chinese companies. Since 1992, Ms. Chen has served as Secretary General of the U.S.-China Economics and Trade Promotion Council, a non-profit government trade organization providing a forum to promote economic exchange and trade between Chinese and U.S. companies. See "Certain Transactions."

     Carl Seldin Koerner, Esq. joined us in 1998 as a director. Mr. Koerner has been a practicing attorney since 1976 and is a managing partner in the law firm of Koerner Silberberg & Weiner, LLP. Mr. Koerner established Koerner Silberberg & Weiner, LLP, in 1986 and has served as counsel to us since 1976. Mr. Koerner has served as a principal of Koerner Kronenfeld Partners, LLC, a conceptual capital development company, since 1996 and has served on the board of directors of ASI Solutions Incorporated (NASDAQ: ASIS), a human resources outsourcing firm, since 1997. See "Certain Transactions" and "Legal Matters."

     Mitchell Solomon joined us in 1998 as a director. Mr. Solomon has served as President and director of Eby Electro Inc., a privately held corporation, since 1993 and serves as President and director of Aspro Technology Inc. and ECAM Technology Inc., both privately held corporations.

BOARD COMMITTEES

     Our Board of Directors has established a compensation committee (the "Compensation Committee") and an audit committee (the "Audit Committee"). The Compensation Committee, which consists of David L. Kassel and two directors, Carl Seldin Koerner and Mitchell Solomon, determines the salaries and bonuses of our executive officers. The Compensation Committee also administers our 1998 Stock Option and Grant Plan. Mr. Kassel, Mr. Koerner and Mr. Solomon serve as members of the Audit Committee. The Audit Committee recommends the appointment of auditors and oversees our accounting and audit functions.

DIRECTOR COMPENSATION

         Directors receive a fee of $300 per month for serving on the Board of Directors and reimbursement of reasonable expenses incurred in attending meetings. All directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Executive officers are elected by the Board of Directors annually and serve at the discretion of the Board.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid or accrued by us to our Chief Executive Officer and our other executive officer whose compensation exceeded $100,000 for the fiscal year ended December 31, 1999. No other officer received cash compensation in excess of $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION FOR YEARS ENDED
                                                      DECEMBER 26, 1998
                                                    AND DECEMBER 27, 1997

                                           -------------------------------------
                                                                       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR   SALARY     BONUS  COMPENSATION

---------------------------                ----  --------    -----  ------------
Andrew Franzone

 Chief Executive Officer and President.... 1999  $ 155,507     $ 0    $ 7,800
                                           1998  $  99,176     $ 0    $ 7,800
David L. Kassel

 Chairman of the Board.................... 1999  $ 101,152     $ 0    $ 7,800
                                           1998  $ 209,399(1)  $ 0    $10,400
Harry Goodman

 Executive Vice President and Secretary    1999  $ 100,000     $ 0    $ 7,800
                                           1998  $  44,985     $ 0    $ 6,700

------------------
(1) Includes $150,000 in consideration for consulting services provided by Mr. Kassel to us.

OPTION GRANTS TABLE

         The following table sets forth certain information regarding stock option grants made to each of the Named Executive Officers during the year ended December 31, 1999.

                        Option Grants in Last Fiscal Year

                   -------------------------------------------------------------
                     Number of       Percent of
                     Securities     Total Options

                     Underlying      Granted to       Exercise or
                      Options       Employees in      Base Price      Expiration

                    Granted (1)      Fiscal Year(%)    ($/Share)         Date

                   --------------- ---------------- ---------------- -----------

David Kassel             --              --               --              --
Andrew Franzone          --              --               --              --
Harry Goodman            --              --               --              --
Steven Sgammato        20,000           12.4             4.00         08/06/2004
Frank Pellegrino       20,000           12.4             4.00         08/06/2004
Carl S. Koerner        15,000            9.3             4.00         08/06/2004
Bao-Wen Chen           25,000           15.5             4.50         04/23/2009


(1) These options are fully exercisable after two years from the date of the grant.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES TABLE

Year-End Option Holdings. The following table sets forth the value of options held at the end of Fiscal 1999 by the Named Executive Officers. None of the Named Executive Officers exercised any options during Fiscal 1999.

                       Fiscal 1999 Year-End Option Values

                        Number of Securities

                       Underlying Unexercised           Value of Unexercised
                         Options at Fiscal              In-the-Money Options

                            Year-End (#)                At Fiscal Year-End ($)
                     Exercisable/Unexercisable     Exercisable/Unexercisable (1)

David Kassel                   --                               --
Andrew Franzone                --                               --
Harry Goodman                  --                               --
Bao-Wen Chen                0/25/2000                       0/$56,250
Carl S. Koerner             0/15/2000                       0/$41,250
Frank Pellegrino            0/20/2000                       0/$55,000
Steven Sgammato             0/20/2000                       0/$55,000


(1) Based on $6.75 per share, the price of the last reported trade of the Common Stock on the Nasdaq SmallCap Market on December 31, 1999.

EMPLOYMENT AGREEMENTS

         We entered into executive employment agreements as of March 15, 1998 with Andrew Franzone, David L. Kassel and Harry Goodman, each an "Executive." The term of each of the employment agreements lasts until March 2, 2008 (the "Term"). The annual base salaries of Messrs. Franzone, Kassel and Goodman under their employment agreements are $125,000, $100,000 and $100,000, respectively, with annual salary adjustments equal to the greater of 5% or an increase equal to the Consumer Price Index. Each Executive is entitled to fringe benefit and an annual bonus to be determined by the Compensation Committee of the Board of Directors. Each Executive can be terminated for cause (as defined in the employment agreements) with all future compensation ceasing. If the Executive dies during the Term or is unable to competently and continuously perform the duties assigned to him because of ill health or other disability (as defined in the employment agreements), the Executive or the Executive's estate or beneficiaries shall be entitled to full compensation for three years following the date thereof. If the Executive is terminated without cause, the Executive shall be entitled to full compensation for the remainder of the Term. If the Executive resigns, his compensation ceases as of the date of his resignation. During the period of employment and for a period of two years thereafter, the Executives are prohibited from competing with us; provided, however, that the Executives may provide services to other noncompeting businesses. In order for a restrictive covenant to be enforceable under applicable state law, the covenant must be limited in terms of scope and duration. While we believe that the covenants in the employment contracts are enforceable, there can be no assurance that a court will declare them to be enforceable under particular circumstances.

CASH GAIN SHARING PROGRAM

         EHC has a Cash Gain Sharing Program (the "Program"), which entitles all full-time, non-union employees (including supervisory union employees) and other key EHC employees (excluding officers), as determined by the Company, to extra compensation based on the cash profit of EHC. The distributions are based on a schedule of Company objectives determined each year by the Company. If positive cash flow averages less than $2,000 per week in a quarter, the Company will not make any distributions. We consider a full-time employee to work at least 30 hours per week. Employees must complete a 90-day probationary period before they are eligible to participate in the Program. We made no distribution for the years ended December 31, 1999 and December 26, 1998.

STOCK OPTION AND GRANT PLAN

         The Stock Option and Grant Plan (the "Grant Plan") was adopted by our Board of Directors as of March 17, 1998 and approved by our stockholders as of March 17, 1998. Our officers, directors, employees, consultants and key persons are eligible to participate in the Grant Plan. The Grant Plan is designed to provide employees and such other individuals with a performance incentive, a direct stake in our future welfare and an incentive to remain with the Company. We believe that the Grant Plan will encourage qualified persons to seek employment with us.

         The Grant Plan provides for grants of an aggregate of 300,000 shares of Common Stock or options to purchase shares of Common Stock intended to qualify as incentive stock options ("Incentive Options"), under Section 422 of the Code as well as options that do not so qualify ("Non-Qualified Options"). The
Incentive Options shall be granted only to our employees or our employee-directors. Such Incentive Options shall be exercisable for shares of Common Stock at an exercise price no less than the fair market value of the shares of Common Stock on the date of grant and are not exercisable after the tenth anniversary of the date of grant. Notwithstanding the foregoing, pursuant to Section 422 of the Code, optionees who beneficially own in excess of 10% of our voting stock are not entitled to receive Incentive Options unless the exercise price of such options is no less than 110% of the fair market value of the Common Stock on the date of grant and such options are not exercisable more than five years from the date of grant. Additionally, to the extent that the aggregate fair market value of the Common Stock with respect to which the Incentive Options are exercisable for the first time during any calendar year exceeds $100,000, the options attributable to the excess over $100,000 shall be treated as Nonqualified Options under the Code. Non-Qualified Options shall be exercisable for shares of Common Stock at an exercise price of no less than 85% of the fair market value of the Common Stock on the date of grant and are not exercisable after the tenth anniversary of the date of grant.

         The Grant Plan provides that it will be administered by the Compensation Committee. The Compensation Committee determines which officers, directors, employees, consultants and key persons shall receive shares or options, whether the individual shall receive shares or options and if options, the terms and conditions of the options, including the exercise price of each option, the term of each option, the number of shares of Common Stock to be covered by each option and any performance objectives or vesting standards applicable to each option. Subject to the requirements of the Code, the Compensation Committee will also designate whether the options granted shall be Incentive Options or Non-Qualified Options. Pursuant to an agreement between the Company and the Underwriter, no grants of options or shares which are not covered under the Grant Plan can be made for 24 months after the Effective Date, without the approval of the Underwriter. The Company intends to register all or a portion of the shares under the Grant Plan with the Securities and Exchange Commission within three months after the Offering. See "Underwriting."

On August 5, 1999, we granted stock options to key employees and consultants. The number of options issued in aggregate was 136,000 options with the right to purchase our common stock, for a purchase price of $4.00 per share. The options vest on the second anniversary of the issue date and expire on the fifth anniversary of the issue date. Of these options issued 33,000 were for consultants, for various services rendered during the year ended December 31, 1999. We have recorded $52,200 in consulting expenses related to these options. The remaining 103,000 options were issued to our employees.

401(K) PLAN

         We sponsor, through EHC and an affiliated company, AFC, a 401(k) Plan (the "Plan") available for all non-union employees and union supervisors who have attained the age of 21 and have completed three months of service with us. The Plan was adopted effective August 1, 1993 and was amended effective August 1, 1997. Under the Plan's qualified cash or deferred arrangement, a participant may, under an arrangement with us, elect to contribute 1% to 15% of his or her annual compensation to the Plan on behalf of the participant, in lieu of the participant's current receipt of such compensation. In addition to the employee's contribution, we may, but need not, make discretionary contributions to the Plan in such amounts as it determines. During the years ended December 31, 1999 and December 26, 1998, we did not make any contributions to the Plan. A participant's contributions made under the qualified cash or deferred arrangement are 100% vested at all times. Discretionary contributions become vested thereafter at the rate of 20% for each additional full year of service, until 100% vested. Benefit are payable upon a participant's termination of employment for any reason, in the form of one lump sum payment or in installments extending over a fixed period of years, depending upon the employee's election.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of the Effective Date and as adjusted to reflect the sale of 1,250,000 shares of our Common Stock, with respect to the beneficial ownership of shares of Common Stock by (i) each person or a group of persons known by us to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table under the caption "Management," and (iv) all officers and directors as a group.

                                                    PERCENTAGE OF OUTSTANDING
                                               AMOUNT AND      SHARES OWNED
                                               NATURE OF   ---------------------
                                               BENEFICIAL   PRIOR TO    AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        OWNERSHIP(2)  OFFERING   OFFERING

---------------------------------------        ------------  --------   --------

David L. Kassel..............................     840,000      24.8%       17.0%
Andrew Franzone..............................     450,000      13.3%        9.1%
Harry Goodman................................     420,000      12.4%        8.5%
Steven Sgammato..............................      10,000        .3%         .2%
All Directors and Officers as a Group........   1,720,000      50.8%       34.8%


------------------

(1) Unless otherwise indicated, the address of each individual is c/o the Company, 320 Broad Hollow Road, Farmingdale, New York 11735.

(2) For purposes of the above table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after such date; and for purposes of computing the percentage of outstanding shares held by each person or group on a given date, such shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is generally determined by voting power or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                              CERTAIN TRANSACTIONS

REORGANIZATION

         We were founded in 1970 as EHC, a New York corporation, and were reorganized as a Delaware holding company with two wholly owned subsidiaries, EHC and CDP, as of December 24, 1998. We changed our name from International Plastic Technologies, Inc. to International Smart Sourcing, Inc. on December 7, 1998. As part of the Reorganization, we acquired, solely in exchange for 1,945,000 shares of Common Stock of the Company, all of the outstanding capital stock of EHC (three shares) and CDP (500 shares). The value and number of our Common Stock issued to former holders of the outstanding capital stock of CDP and EHC was determined by negotiations between us and Andrew Franzone, David L. Kassel, Harry Goodman, Robert Gillings and David Cowan. Mr. Gillings subsequently transferred his shares of CDP to David L. Kassel in an arms'-length transaction effected on May 29, 1998 in return for a nonrecourse promissory note (the "Note") from Mr. Kassel in favor of Mr. Gillings in the principal amount of $450,000 bearing interest at the rate of 6% per annum, payable in full on August 1, 2000 (the "Maturity Date") or earlier as provided in the Note. None of the principal amount of the Note has been paid to date and no principal or interest payments are due before the Maturity Date. Mr. Gillings will not have any voting rights with respect to the transferred shares prior to the Maturity Date. However, in the event that Mr. Kassel defaults on the Note by failing to fully pay the principal and interest due within 30 days after the Maturity Date, Mr. Gillings retains the right to demand return of the shares and either hold such shares, in which case he will retain all voting rights thereto, or to sell such shares in a public or private sale in accordance with all applicable rules and regulations under the Securities Act.

         The Reorganization exchange is an arm's-length transaction acceptable to each of the parties based upon the above-referenced negotiations. The amount of shares issued is based on a ratio of shares held in CDP and EHC to a percentage of shares of the Company.

LEASES

         EHC  leases  our  facility  in  Farmingdale,  New York from K&G  Realty
Associates ("K&G"), a partnership owned by David L. Kassel and Harry Goodman, both officers and directors of the Company. The lease agreement has been extended until December 31, 2005. The annual rent is currently $145,000, with increases equal to the greater of the increase in the Consumer Price Index or 5%. Pursuant to a rider of the lease agreement dated as of March 1, 1998, EHC shall pay as additional rent, any and all real property taxes for the demised premises in excess of $26,000 per annum. In 1999, the real estate taxes were approximately $34,000. The mortgage agreement between Long Island Commercial Bank and K&G dated November 28, 1995 is a 15-year self-liquidating adjustable mortgage currently bearing 9 1/2% interest in the original principal amount of $610,000. The mortgage is guaranteed by EHC. By agreement dated November 28, 1995, K&G has assigned all rents due from EHC to the Long Island Commercial Bank. We believe that the terms and consideration of this lease are no less favorable to us than a lease from a third party. See "Certain Transactions."

CREDIT FACILITIES

         On July 29, 1996, EHC entered into a term loan agreement (the "Term Loan") with Republic National Bank of New York for the principal amount of $500,000, of which $275,000 remained outstanding as of December 26, 1998. In

September, 1999, we repaid that term loan in the amount of $275,000. In December, 1999, we borrowed from our new primary commercial bank, European American Bank ("EAB"), $1,250,000 in the form of a line of credit and $500,000 in the form of a term loan. We used these proceeds to repay our prior commercial bank, which had extended a revolving line of credit of $1,000,000. As of December 31, 1999 we owed their new commercial bank $500,250 on their line of credit and $493,122 on their term loan. In addition, we are required to maintain on deposit with the bank, a $1,000,000 certificate of deposit, which is pledged as security for the loans until such time as our annual net income is $100,000 or greater. In addition, there is a maximum leverage and minimum capital base requirement. The minimum capital base was not met. On March 20, 2000, EAB issued a waiver for the minimum capital base requirement and amended such requirement to $2,000,000. However, EAB has prohibited the Company from drawing any additional funds from the lines of credit until further review. See "Certain Transactions."

         EHC entered into a loan agreement (the "Loan" and together with the Term Loan and Demand Loan, the "Indebtedness") with Long Island Development Corporation ("LIDC") for the principal amount of $250,000 on February 21, 1997, of which $195,857 remains outstanding as of December 31, 1999, and granted LIDC a security interest in all of our personal property. The Loan is payable in 120 monthly installments with interest at 7% per annum, commencing on March 1, 1997 and continuing until February 1, 2007. The loan is guaranteed by AFC, Andrew Franzone, David L. Kassel and Harry Goodman. The guarantors jointly and severally represent and agree to identical provisions of the Loan as EHC, including guarantee provisions which provide that in the event of default of the Loan, the bank may declare the related promissory note due and payable. Additionally, AFC guaranteed a security agreement between EHC and LIDC relating to the Loan. Under the security agreement, both EHC and AFC grant and convey a security interest in all of their property, goods and chattels and promise to retain possession of their collateral, keep collateral in our location, in good repair and fully insured and defend title of the collateral. Upon any default of the Loan, the obligations of the security agreement become immediately due and payable by sale of the collateral of EHC and AFC.

OFFICER LOANS

         Messrs. Kassel and Goodman have advanced funds to us for working capital. The loans advanced by Mr. Kassel are represented by the following two notes: (i) a promissory note, dated September 13, 1994, from EHC in favor of David Kassel Defined Benefit for the principal amount of $125,000, bearing interest at a rate of 10% per annum, payable in monthly installments of approximately $2,656 per month. The note was paid in full by September of 1999, and (ii) a promissory note, dated August 1, 1996, from EHC in favor of Kassel MGT Defined Benefit for the principal amount of $219,483, bearing interest at a rate of 10% per annum, payable in 60 monthly installments of approximately $4,633 per month. See "Certain Transactions."

         The loans advanced by Mr. Goodman are represented by the following two notes: (i) a demand negotiable promissory note, dated September 1, 1994, from EHC in favor of Mr. Goodman for the principal amount of $125,000, bearing interest at a rate of 10% per annum and payable over five years. The note was paid in full by September of 1999, and (ii) a demand negotiable promissory note, dated August 1, 1996, from EHC in favor of Mr. Goodman, for the principal amount of $175,000 bearing interest at a rate of 10% per annum and payable over five years. See "Certain Transactions."

AFFILIATED TRANSACTIONS

         Each of the directors of EHC are also stockholders, directors and officers of AFC, a New York corporation incorporated in 1985. The Vice President and General Manager of AFC, Andrew Franzone, Jr., is the son of the President and Chief Executive Officer of the Company. Additionally, EHC and AFC have entered into an engineering consulting and services agreement on a fee-for-services basis. Under such agreement, (a) EHC will have the exclusive right to manufacture or contract for the manufacturing of certain AFC products on a time and materials basis, and (b) EHC will not develop products in the following lines other than for AFC: (i) point of sale display items; and (ii) cabinet and furniture plastic hardware. We believe the terms and consideration of this agreement are no less favorable to us than agreements with similar unrelated third party companies.

         We recorded sales during the years ended December 31, 1999 and December 26, 1998 of $483,000 and $1,227,000, respectively to AFC. Our gross profit on such sales was approximately $111,090 and $363,000 for the years ended December 31, 1999 and December 26, 1998, respectively. Accounts receivable from AFC was approximately $42,894 as of December 31, 1999. On or about September 1, 1999, we converted the outstanding accounts receivable ($253,150) from AFC into a term loan with payments of $5,132.97 per month including principal and interest for 5 years starting January 1, 2000.

         Ms. Bao-Wen Chen, a director of the Company, also provides consulting services to the Company on behalf of her company, B.C. China Business Consulting, Inc. ("BCI"), in connection with our manufacturing in China. The agreement between the Company and BCI provides that BCI will provide such consulting services until March 1, 2008 at an hourly rate as mutually determined and agreed upon by the Company and the Consultant from time to time and an amount equivalent to 1.5% of the net cost of products manufactured in China up to $5,000,000 per year and 1% of net costs exceeding $5,000,000. In consideration for her services to the Company, Ms. Chen received on April 23, 1999 (the "Effective Date") an aggregate amount of (i) 25,000 shares of unregistered Common Stock granted pursuant to the Grant Plan and (ii) 25,000 options granted pursuant to the Grant Plan, exercisable at $4.50 per share, and fully vesting on the second anniversary of the Effective Date and terminating on the tenth anniversary of the Effective Date. We intend to register all or a portion of the shares under our Stock Option and Grant Plan with the Securities and Exchange Commission within three months after the Offering. We believe that consulting fees paid to Ms. Chen and grants of Common Stock and options are no less favorable to the Company than consideration it would pay to other third party consultants, as the Consultant's consideration was determined through arms' length transactions between the Consultant and us at a time when the Consultant was not affiliated in any way with us. See "Management--Stock Option and Grant Plan."

        Carl Seldin Koerner, a director of the Company, is a managing partner of the law firm of Koerner Silberberg & Weiner, LLP. Mr. Koerner has been general counsel to the Company since 1976 and is acting as counsel to the Company in connection with this Offering. We believe that the fees paid to Koerner Silberberg & Weiner, LLP are comparable to those fees that would have been paid to an unrelated third party law firm. Mr. Koerner is entitled to receive a fee of $300 per month and reimbursement of reasonable expenses in attending meetings in connection with his serving as a member of the Board of Directors. See "Legal Matters."

         In order to obtain the benefit of better purchasing opportunities, some goods or services, including insurance, are purchased jointly by one or more of EHC, AFC, K&G and Memory Protection Devices, Inc. and the cost of such goods or services are shared by the parties.

         All future transactions and loans between the Company and our officers, directors, affiliates and five percent shareholders will be made or entered into on terms no less favorable than could be obtained from unaffiliated third parties and such transactions and loans, including the forgiveness of any loans, must be approved by a majority of disinterested, independent members of the board of directors of the Company.

STOCKHOLDERS' AGREEMENT

         In March, 1998, we entered into a Stockholders' Agreement with David Kassel, Harry Goodman and Andrew Franzone (collectively, the "Stockholders"). Pursuant to the Stockholders' Agreement, each Stockholder covenants that he will not, directly or indirectly, sell, transfer, assign, pledge, option, mortgage, hypothecate or otherwise dispose of or encumber his respective shares of our Common Stock other than (i) to a permitted transferee, including the
Stockholder's estate, immediate family or trust established for the benefit thereof, and such transferee agrees to be bound by the Stockholders' Agreement,
(ii) pursuant to an effective registration statement under the Securities Act or
(iii) pursuant to an exemption from registration afforded by the Securities Act. Upon the death of any Stockholder, the estate of such deceased Stockholder has the right (i) to cause the Company to redeem 250,000 shares of Common Stock of the deceased Stockholder for an aggregate of $500,000 only to the extent that the Company receives proceeds from life insurance policies on the life of such Stockholder and (ii) to sell a number of shares of Common Stock of the deceased Stockholder in accordance with Rule 144 promulgated under the Securities Act; provided, however, that in no event shall the estate of a deceased Stockholder be permitted to sell more than 25,000 shares of Common Stock of the Stockholder within any three-month period. Also, the Stockholders have been granted certain "piggyback" and demand registration rights with respect to their shares of Common Stock. Notwithstanding, the Stockholders have entered into a letter agreement with the Company and Underwriter thereby waiving their registration rights for a two-year period, commencing upon the completion of this Offering. See "Risk Factors--Dependence on Key Personnel; --Offering Proceeds to Benefit Officers, Directors and Principal Stockholders; --Shares Eligible for Future Sale; Registration Rights" and "Description of Securities--Registration Rights."

KEY MAN LIFE INSURANCE

          EHC is the beneficiary of a key man life insurance policy on behalf of Andrew Franzone, the Chief Executive Officer of the Company. In the event of Mr. Franzone's death or disability the Company will receive $500,000. See "Risk Factors--Dependence on Key Personnel;" and "--Offering Proceeds to Benefit Officers, Directors and Principal Stockholders."

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company upon completion of the Offering will consist of 10,000,000 shares of Common Stock, of which 5,070,000 shares will be issued and outstanding, and 1,000,000 shares of undesignated Preferred Stock issuable in series by the Board of Directors, of which no shares will be issued and outstanding. The following summary description of the capital stock of we are qualified in its entirety by reference to our Certificate of Incorporation (the "Certificate") and By-laws (the "By-laws"), copies of which are filed as exhibit to the Registration Statement of which this Prospectus is a part. The Certificate and By-laws have been duly adopted by the stockholders and our Board of Directors.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights.

         The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, with each share of Common Stock sharing equally in such dividends. The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock.

         There are no redemption provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the Offering, fully paid and non-assessable.

         The By-laws provide that the number of directors shall be fixed by the Board of Directors. Any director of the Company may be removed from office with or without cause by the holders of a majority of the outstanding shares of the Company entitled to vote at an election of directors.

UNDESIGNATED PREFERRED STOCK

         Our Board of Directors are authorized, without further action of our stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. Any such Preferred Stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

         The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company.

WARRANTS

         The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant agreement (the "Warrant Agreement") among the Company, the Underwriter, and Continental Stock Transfer and Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As of the date hereof, there are 1,562,500 Warrants outstanding. See "Additional Information."

         Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a five year period, commencing one year after the Effective Date, one share of Common Stock at $5.00 per share, subject to adjustment in accordance with the anti-dilution provisions and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

         The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

         Adjustments. The holders of the Warrants are protected against dilution of their interests by adjustments, as set forth in the Warrant Agreement, of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants upon the occurrence of certain events, including stock dividends, stock split, combinations or reclassification of the Common Stock, or sale by us of shares of our Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of us with or into another corporation (other than a consolidation or merger in which we are the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

         Redemption Provisions. As of the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on not less than 30 days' prior written notice to the holders of the Warrants provided the per share closing price or bid quotation of the Common Stock as reported on Nasdaq SmallCap, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange equals or exceeds 150% of the then current exercise price (subject to adjustment) for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

         Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time commencing one year after the Effective Date and prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants are not exercisable unless, at the time of the exercise, we have an effective Registration Statement including the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use our best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

         The Warrants are separately transferable. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, we would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or any exemption from registration or qualification exists in such jurisdiction.

        Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

        Modification of Warrants. We and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. No modifications may be made to the Warrants without the consent of two-thirds of the warrantholders.

UNDERWRITER'S WARRANTS

         We have issued to the Underwriter the Underwriter's Warrants, which consist of up to 125,000 shares of Common Stock and 125,000 Warrants, initially exercisable at 160% of the Offering price as of the Effective Date. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after April 23, 1999. The Underwriter is entitled to certain registration rights under the Securities Act relating to the shares of Common Stock received upon the exercise of the Underwriter's Warrants. The Underwriter's Warrants may not be sold, transferred, assigned, pledged or hypothecated during the first year after issuance, except to the Underwriter and persons who are officers and partners thereof. The exercise price and the number of shares of Common Stock that may be purchased are subject to adjustment pursuant to anti-dilution provisions of the Underwriter's Warrants. See "Underwriting."

REGISTRATION RIGHTS

         Pursuant to the Stockholders' Agreement between us and Messrs. Kassel, Goodman and Franzone (the "Selling Stockholders"), holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares"), the Selling Stockholders have certain "piggyback" and demand registration rights. If we at any time proposes to register any shares of Common Stock under the Securities Act by registration on Form S-1, SB-2 or any successor or similar form(s), whether or not for sale for our own account (other than registration of securities in connection with an employee benefit plan, our stock option or dividend reinvestment plan or in connection with the acquisition of assets or shares of or merger or consolidation with another corporation), and the registration form to be used may also be used for the registration of the Registrable Shares, we shall notify the Selling Stockholders and permit such stockholders to include their Registrable Shares in such registration statement. If the registration statement is an underwritten offering, only the Registrable Shares which are to be distributed by the underwriters may be included in the registration statement, subject to the managing underwriter's consent. If the underwriter advises us that such inclusion would be disadvantageous to our underwriting effort, we will include in such registration statement (i) first, the shares of Common Stock of any other holders of shares of Common Stock or options, warrants or other securities convertible into Common Stock who are entitled to "piggyback" registration rights prior to those which the Selling Stockholders propose to register, allocated among us and such stockholders in accordance with any agreement among us and such stockholders; and (ii) second, the Registrable Shares which the Selling Stockholders propose to register and shares of Common Stock or options, warrants or other securities convertible into Common Stock of any other holders who are entitled to "piggyback" registration rights in proportion to the number of shares of Common Stock which the Selling Stockholders propose to register.

         The Selling Stockholders also have demand registration rights pursuant to the Stockholders' Agreement. Pursuant to such agreement, at any time subsequent to this Offering and any time which We are not restricted from effecting a second registration pursuant to any applicable law, any one of the Selling Stockholders holding an aggregate of 7% of the outstanding shares of Common Stock may request that we effect a registration statement including such stockholder's Registrable Shares. Upon request, we must notify the other Selling Stockholders of the exercising stockholder's request, and use our best efforts to effect the registration of: (i) the Registrable Shares which we have been so requested to register by the Selling Stockholder and (ii) all other Registrable Shares owned by Selling Stockholders, the others of which shall have made a written request to the Company for registration thereof. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his Registrable Shares for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See
"Management--Employment Agreements," "Description of Securities-- Registration Rights" and "Shares Eligible for Future Sale."

DELAWARE LAW WITH RESPECT TO BUSINESS COMBINATIONS

         As of the date of this Prospectus, we will be subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibit a publicly-held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         As permitted by the Delaware General Corporation Law, we have included in our Certificate a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability for breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which a director derives an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, our By-laws provide that we are required to indemnify our officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The By-laws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers, or employees (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company on the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Continental Stock Transfer and Trust Company.

REPORTS TO STOCKHOLDERS

         We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         As of the Effective Date, we have registered our Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act, and we have agreed that we will use our best efforts to continue to maintain such registration for a minimum of five years from the Effective Date. Such registration will require us to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of the Offering, the Company will have 5,070,000 shares of Common Stock outstanding. Of these shares, 3,000,000 shares will be freely tradable. The remaining 1,945,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by us in private transactions not involving a public offering and are not currently part of an effective registration. Except for the "lock-up" agreements described below, such shares are eligible for sale under Rule 144, or will become so eligible at various times. In addition, we have granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. If the holders of the shares, eligible for registration so choose, they could require us to register all of said shares at anytime. See "Underwriting."

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         Except upon the consent of the Underwriter, all executive officers, all directors and holders of substantially all of our outstanding stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 24 months following the Effective Date. Notwithstanding, pursuant to the Stockholders' Agreement, if either of Messrs. Franzone, Kassel or Goodman dies during the lock-up period, each estate of the deceased may, to the extent that the Company receives proceeds from insurance on the life of the deceased, cause the Company to redeem up to 250,000 shares for $500,000 and may sell the remaining shares pursuant to Rule 144, provided that the estate does not sell more than 25,000 shares within any three-month period. For a period of two years from the date of this Prospectus, we have also agreed not to file any registration statement relating to the offering or sale of our securities (not including a registration statement on Form S-8 on behalf of employees and the Consultant) without the consent of the Underwriter. See "Risk Factors--Dependence on Key Personnel; --Offering Proceeds to Benefit Officers, Directors and Principal Stockholders" and "Certain Transactions."

         Pursuant to the Stockholders' Agreement, each of the Selling Stockholders, holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares") at the date of this Prospectus, is entitled to certain demand and "piggyback" registration rights with respect to such Registrable Shares pursuant to the Stockholders' Agreement. Any Selling Stockholder holding an aggregate of 7% of the outstanding shares of Common Stock may request that the Company file a registration statement under the Securities Act, and subject to certain conditions, the Company generally will be required to use our best efforts to affect any such registration. In addition, if we propose to register any of our securities, either for our own account or for the account of other stockholders, we are required, with certain exceptions, to notify the Selling
Stockholders and, subject to certain limitations, to include in such registration statement all the Registrable Shares requested to be included by such Selling Stockholders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions of these registrations. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his shares of Common Stock for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to us and may adversely affect the terms upon which we may obtain additional financing. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights," "Management--Employment Agreements" and "Description of Securities."

         The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair our ability to raise capital through the sale of our equity securities.

                              PLAN OF DISTRIBUTION

         The price of the common stock offered hereby is based on the exercise price of the Warrants as provided in the Warrant agreement between us and Network 1 Financial Securities, Inc., in connection with our initial public offering (the "Warrant Agreement").

         Continental Stock Transfer & Trust Company, our transfer agent, has been designated as Warrant agent (the "Warrant Agent") for the Warrants. Pursuant to the Warrant Agreement, if at the time of the exercise of any Warrant in respect of that warrant (1) the market price of our common stock is greater than the purchase price of the warrant, (2) the exercise of the warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD"), (3) the warrant was not held in a discretionary account, (4)
disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise; and (5) the solicitation of the exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act, the Warrant Agent, simultaneously with the distribution of the proceeds from the exercise of the Warrant to us shall, on behalf of us, pay from the proceeds, a fee of 5% of the purchase price to Network 1 Financial Securities, Inc. A portion of this fee may be reallowed by Network 1 Financial Securities, Inc. to the dealer who solicited the exercise. In the event that the above conditions are not met, we will not pay any finder's fee or commission in connection with the offering hereby of the shares in connection with the exercise of the Warrants. We will pay all of the expenses incident to this offering which are estimated to be less than $425,000.

         The Warrants may be exercised any time before April 23, 2005. Delivery of shares of common stock upon exercise of a warrant will be made to the holder immediately following receipt by the Warrant Agent of the original Warrant Certificate, with the subscription form on the reverse thereof duly executed, along with payment of the purchase price in cash or by official bank or certified check payable to International Smart Sourcing, Inc. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of exercise and the person entitled to receive the shares deliverable upon such exercise shall be treated for all purposes as the holder of those shares as of the close of business on the date of exercise. Any shares issued in connection with a timely exercise will be shares of our common stock which have been registered for resale under the Securities Act.

The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibit to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

         The legality of the Securities offered hereby will be passed upon for the Company by Koerner Silberberg & Weiner, LLP, New York, New York. Carl Seldin Koerner, Esq., a managing partner of the law firm of Koerner Silberberg & Weiner, LLP, is one of the directors of the Company. See "Management" and "Certain Transactions."

                                     EXPERTS

     The consolidated financial statements of the Company appearing in this Prospectus and elsewhere in the Registration Statement, have been audited by Feldman Sherb Howowitz & Co., P.C. independent auditors, as set forth in their report and appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

         We have filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock and Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibit and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibit and schedules filed as part of the Registration Statement. Statements contained in the Prospectus concerning the provisions or contents of any contract, agreement or other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement. Reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in our entirety by such reference.

         The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained at the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. We are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. The electronically filed documents, including reports, proxy statements and other information, are maintained by the Commission and may be found at the World Wide Web site http://www.sec.gov.

                            Financial Statements

                       International Smart Sourcing, Inc.

                   Index to Consolidated Financial Statements

                                                                           PAGE

Independent Auditors' Report                                                 F-1

Consolidated Balance Sheet                                                   F-2

Consolidated Statement of Operations                                         F-3

Consolidated Statement of Changes in Stockholders Equity                     F-4

Consolidated Statement of Cash Flows                                         F-5

Notes to Consolidated Financial Statements                           F-6 to F-15

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Smart Sourcing, Inc.
Farmingdale, New York

We have audited the accompanying consolidated balance sheet of International Smart Sourcing, Inc. and Subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and December 26, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, the financial position of International Smart Sourcing, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the years ended December 31, 1999 and December 26, 1998 in conformity with generally accepted accounting principles.

                                    /S/Feldman Sherb Horowitz & Co., P.C.
                                    Feldman Sherb Horowitz & Co., P.C.
                                    Certified Public Accountants

 New York, New York
 March 2, 2000
(March 30, 2000 with respect to
 the last paragraph of Note 7)

               INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS:

    Cash .....................................................  $       992,265
    Cash - restricted............................................     1,000,000
    Accounts receivable - net of allowance for
       doubtful accounts of $11,000  ............................       578,323
    Notes receivable ( including $42,894 from related party) ....       560,510
    Inventories .................................................       787,331
    Prepaid expenses and other current assets ...................       298,261
                                                                    ------------
       TOTAL CURRENT ASSETS .....................................     4,216,690


Property and Equipment - net ....................................       667,052
Goodwill - net ..................................................     1,564,352
License agreement - net .........................................       450,000
Note receivable-related party ...................................       210,256
Other assets ....................................................       310,817
                                                                    ------------

       TOTAL ASSETS ..........................................  $     7,419,167
                                                                    ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

    Accounts payable and accrued expenses ..................... $       927,532
    Current portion of long tem debt ............................       714,479
    Current portion of obligations under capital lease ..........        53,437
                                                                    ------------
       TOTAL CURRENT LIABILITIES ................................     1,695,448


    Long tem debt ...............................................       644,832
    Obligations under capital lease .............................        54,312
                                                                    ------------

       TOTAL LIABILITIES ........................................     2,394,592
                                                                    ------------
STOCKHOLDERS' EQUITY:

    Common Stock, $0.001 par value, 10,000,000 shares authorized,
       issued and outstanding 3,382,500 .........................         3,383
    Additional paid-in capital ..................................     6,852,204
    Accumulated deficit .........................................    (1,831,012)
                                                                    ------------
       TOTAL STOCKHOLDERS' EQUITY ...............................     5,024,575
                                                                    ------------

                                                                $     7,419,167
                                                                   =============
                 See notes to consolidated financial statements.

               INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Year Ended
                                                 -------------------------------
                                                 December 31,       December 26,
                                                    1999               1998
                                                 ------------       ------------

NET SALES ..........................             $  4,919,095       $ 5,883,001
COST OF GOODS SOLD .................                3,631,143         4,153,387
                                                 ------------       ------------
     GROSS PROFIT ..................                1,287,952         1,729,614
                                                 ------------       ------------
OPERATING EXPENSES

     Selling and shipping ..........                1,374,194           583,980
     General and administrative ....                1,932,736         1,180,146
                                                 ------------       ------------
        TOTAL OPERATING EXPENSES ...                3,306,930         1,764,126
                                                 ------------       ------------

LOSS FROM OPERATIONS ...............               (2,018,978)          (34,512)

     Interest income ...............                  180,793              --
     Interest expense ..............                 (201,493)         (190,074)
                                                 ------------       ------------
NET LOSS BEFORE TAXES ..............               (2,039,678)         (224,586)

BENEFIT (PROVISION) FOR INCOME TAXES                   70,310           (66,760)
                                                 ------------       ------------

NET LOSS ...........................             $ (1,969,368)     $   (291,346)
                                                 =============      ============

NET LOSS PER SHARE - BASIC .........             $      (0.68)      $     (0.19)
                                                 =============      ============

WEIGHTED AVERAGE COMMON SHARES .....                2,913,000         1,502,472
                                                 =============      ============
Net loss ...........................                                $  (291,346)
Pro forma income tax benefit .......                                     98,000
                                                                    ------------

Pro forma net loss .................                                $  (193,346)
                                                                    ============
Pro forma loss per share - basic ...                                $     (0.13)
                                                                    ============

Weighted average comon shares used .                                  1,502,472
                                                                    ============

                 See notes to consolidated financial statements.

                       INTERNATIONAL SMART SOURCING, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                   Common Stock          Additional      Retained
                                              -----------------------     Paid In        Earnings

                                               Shares        Amount       Capital        (Deficit)      Total

                                              ---------     ---------    ----------     ---------      -----

Balance December 28, 1997                     1,500,000 $       1,500 $     317,941 $     131,403 $     450,844

     Net Loss                                     -             -             -          (291,346)     (291,346)

     Distributions                                -             -             -          (114,900)     (114,900)

     Issuance of stock for acquisition of CDP   445,000           445     1,999,555          -        2,000,000

     Termination of S Corporation                 -             -          (413,199)      413,199         -
                                             ----------    ----------    -----------    ---------     ----------

Balance December 26, 1998                     1,945,000         1,945     1,904,297       138,356     2,044,598


     Net Loss                                     -             -             -        (1,969,368)   (1,969,368)
     Initial Public Offering                  1,437,500         1,438     4,895,707          -        4,897,145
     Issuance of stock options to consultants     -             -            52,200          -           52,200


                                            ===========   ===========   ===========   ===========   ===========
Balance December 31, 1999                     3,382,500 $       3,383 $   6,852,204 $  (1,831,012)$   5,024,575
                                            ===========   ===========   ===========   ===========   ===========





                 See notes to consolidated financial statements.

               INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          Year Ended
                                                                                                  -------------------------
                                                                                                  December 31,  December 26,
                                                                                                     1999          1998
                                                                                                  ------------   -----------

Cash flows from operating activities:

    Net loss                                                                                     $(1,969,368)   $ (291,346)
                                                                                                  -----------     ---------
Adjustments to reconcile net loss to net
    cash (used in) provided by operating activities:

        Depreciation                                                                                 273,301       272,575
        Amortization                                                                                 223,800          -
        Non-cash compensation related
           to issuance of options                                                                     52,200          -
Changes in Assets and Liabilities:
    Decrease (increase) in accounts receivable                                                       (66,801)      169,949
    Decrease (increase) in accounts receivable from related parties                                  381,911      (635,061)
    (Increase) decrease in inventories                                                                (2,331)      258,011
    Increase in prepaid expenses and other current assets                                           (188,630)      (13,605)
    (Increase) decrease in other assets                                                             (236,997)       38,537
    (Decrease) increase in accounts payable and accrued expenses                                     (63,772)      572,334
                                                                                                  -----------   -----------
           Total adjustments                                                                         372,681       662,740
                                                                                                  -----------   -----------
Net cash (used in) provided by operating activities                                               (1,596,687)      371,394
                                                                                                  -----------   -----------
Cash flows from investing activities:

    Cash acquired in acquisition                                                                        -            2,611
    Expenditures for property and equipment                                                         (302,860)     (242,080)
    Loans to another company                                                                        (500,000)         -
                                                                                                  -----------   -----------
Net cash used in investing activities                                                               (802,860)     (239,469)
                                                                                                  -----------   -----------
Cash flows from financing activities:

    Deferred offering costs                                                                             -         (346,859)
    Increase in due from related parties                                                                -          (86,355)
    Distributions                                                                                       -         (114,900)
    Net proceeds from initial public offering                                                      5,244,004          -
    Capital lease repayments                                                                         (75,110)         -
    Proceeds from borrowings                                                                       1,536,520       320,000
    Principal payments on loans                                                                   (2,329,748)     (239,405)
                                                                                                  -----------   -----------

Net cash provided by (used) in financing activities                                                4,375,666      (467,519)
                                                                                                  -----------   -----------
Net increase (decrease) in cash                                                                    1,976,119      (335,594)

Cash - beginning of period                                                                            16,146       351,740
                                                                                                  -----------   -----------

Cash - end of period                                                                             $ 1,992,265   $    16,146
                                                                                                  ===========   ===========

Supplemental disclosure of cash flow information:
    Cash paid during the year for

        Interest                                                                                 $   170,757   $   215,903
                                                                                                  ===========   ===========

    Non-cash financing and investing activities:

        Issuance of common stock for acquisition of subsidiary                                   $     -       $ 2,000,000
                                                                                                  ===========   ===========
        Issuance of common stock options for services                                            $    52,200   $     -
                                                                                                  ===========   ===========
        Purchase of equipment through capital leases payable                                     $    44,773   $     -
                                                                                                  ===========   ===========
                 See notes to consolidated financial statements.

                                       F-5

                       INTERNATIONAL SMART SOURCING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BUSINESS OF THE COMPANY

         International Smart Sourcing, Inc. ("International") was incorporated in February 1998 in Delaware as a holding company for the purpose of acquiring the common stock of Electronic Hardware Corp. ("EHC") and Compact Disc Packaging Corp. ("CDP") in contemplation of an initial public offering of International's stock (the "Offering"), which was completed in April 1999.

         Under an agreement and plan of reorganization, dated December 24.1998, International issued 1,500,000 shares of its stock for the stock of EHC. After the reorganization, the shareholders of EHC owned the same proportionate interest of International as was owned of EHC. EHC, a company located in Farmingdale, New York, manufactures injection molded plastic components used in consumer, industrial and military products sold in the United States. Accordingly, the reorganization has been accounted for as a combination of commonly controlled entities and the accompanying financial statements presented herein present the financial position and results of operations and cash flows of International and EHC as if they had been combined for all periods presented,

         Under another agreement and plan of reorganization, dated December 24, 1998, International issued 445,000 shares of its stock for the stock of CDP, a development stage enterprise which was incorporated in Delaware on January 31, 1995 to manufacture and market a proprietary compact disc packaging system. CDP was owned prior to its merger with the Company by one of the shareholders of EHC and one other shareholder. Such transaction is being accounted for under the purchase method of accounting commencing on the date of the transaction.

         Under such method of accounting, an acquiring corporation allocates the cost of an acquired company to the assets acquired and liabilities assumed on the basis of their fair value. The excess of the cost acquired over the amounts assigned to identifiable assets less liabilities assumed is recorded as goodwill. International based the value of the shares issued for the acquisition of CDP on the proposed initial public offering price of its shares and has substantiated such cost and its allocation to identifiable assets, as per Accounting Principles Board Opinion No.16. Accordingly, International allocated $500,000 to license cost and $1,738,000 to goodwill.

         The following unaudited pro-forma summary combines the consolidated results of operations of International, EHC and CDP as if the acquisition had occurred at the beginning of 1998, after giving effect to certain adjustments, including amortization.

                                                                 Year Ended
                                                               December 26, 1998

                                                                 (Unaudited)

                     Net sales                             $           5,883,001

                     Net loss                              $           (492,072)

                     Net loss per common share             $              (0.25)


         The pro-forma results do not necessarily represent the results that would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

         In May 1999, International formed International Plastic Technologies, Inc. ("IPT") d/b/a International Smart Sourcing. This subsidiary was created to offer services, to United States based companies manufacturing in the plastic injection mold industry, in acquiring molds and finished goods in the People's Republic of China.

         Hereinafter, International, EHC, IPT and CDP are collectively referred to as the "Company".

         In April 1999 the Company consummated the Offering of 1,250,000 shares of common stock at $4.50 per share and 1,250,000 redeemable warrants at $0.10 per warrant to purchase one share of common stock at $5.00 per share. The warrants are exercisable for a five-year period commencing one year from the date of issuance. In June 1999 the underwriter exercised their right to sell 187,500 shares of common stock as part of an over-allotment as well as 187,500 redeemable warrants. Net proceeds form the Offering and the subsequent over-allotment, after underwriting commissions and other related fees, was approximately $4,900,000.

         The Company agreed to retain the underwriter as a consultant for a period of two years after the offering for a fee of $120,000, which was paid upon the consummation of the Offering.

2.       SIGNIFICANT ACCOUNTING POLICIES

         (a) Fiscal Year - The Company operates on a "52-53 Week" reporting year ending on the last Friday of the month.

         (b) Use of Estimates -The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (c) Recognition of Revenue - Revenue is recognized upon completion of the sale, which is when the goods are shipped to the customer.

         (d) Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated.

         (e) INVENTORIES - INVENTORIES ARE STATED AT THE LOWER OF COST or market. Cost is determined by the use of the first-in, first-out method.

         (f) DEPRECIATION AND AMORTIZATION - FIXED assets are depreciated on the straight line basis over the estimated useful lives of the related assets. Leasehold improvements are being amortized on the straight line basis over the shorter of the estimated useful life of the improvements, which is 10 years, or the life of the lease.

         (g) Income Taxes - Prior to December 24, 1998 EHC had made an election to be treated as an S Corporation. Accordingly, under such election, income taxes were paid by their shareholders on the shareholders' proportionate share of income. International was incorporated as a C corporation and, accordingly, taxes have been provided on income generated by International in 1998. Pro forma income taxes have been calculated in 1998 as if EHC was a C corporation for Federal and State income tax purposes.

                  The Company  recognizes  deferred  tax assets and  liabilities based on the  difference  between  the  financial  statements'
                  carrying amount and the tax basis of the assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is probable that some or all of the deferred tax assets will not be realized.

         (h) Basic Net Income and Pro Forma Per Share Net Income-Basic Net income per share and pro forma income per share are computed based on the weighted average number of common shares outstanding during the period. Stock options have been excluded as common stock equivalents in the diluted earnings per share because their effect would be anti-dilutive.

         (i) Accounting for Long-Lived Assets-The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999, the Company believes that there has been no impairment of its long-lived assets.

         (j) Goodwill-Goodwill resulting from the acquisition of CDP is amortized on a straight-line basis over 10 years. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of projected undiscounted cash flows of CDP. These cash flows are prepared and reviewed by management in connection with the Company's annual long range planning process.

                                       F8

         (k) License Fee-The license fee resulting from the acquisition of CDP is amortized on a straight line basis over 10 years.


         (l) Stock Based Compensation - The Company accounts for its stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employee," ("APB 25"). The Company has also adopted Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) for disclosure purposes, and has adopted the proforma disclosure requirements of SFAS 123.

         (m) Concentration of credit risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and trade receivables. At times, the cash in any one bank may exceed the Federal Deposit Insurance Corporations $100,000 limit. As of December 31, 1999 the Company had approximately $1,800,000 in excess of the limit. The Company places its cash with high credit quality financial institutions. In regards to trade receivables, management believes the risk is relatively limited due to the credit assessment of its customers.

3.       INVENTORIES

         Inventories consist of the following at December 31, 1999:

                  Raw Materials                             $             56,811
                  Work in Process                                         80,140
                  Finished Goods                                         418,292
                  Components                                             232,088
                                                                ----------------
                                                            $            787,331
                                                                ================


4.       NOTES RECEIVABLE

         In July and August 1999 the Company loaned to another company in which it has an exclusive supply agreement, an aggregate of $500,000 at an interest rate of 8% per annum. The Company received 150,000 warrants to purchase the common stock of the company to which it issued these loans. The original terms of the loan were to have the loan repaid by November 15, 1999. The note is past due and no repayments have been made. The borrower has requested and the Company has agreed to negotiate new repayment terms. As of December 31, 1999 the outstanding balance receivable is $517,616 including accrued interest.

5.       PROPERTY AND EQUIPMENT

         Property and equipment are comprised of the following at December 31, 1999:

                                                 Life
                                            -----------------
           MACHINERY AND EQUIPMENT            5-10 YEARS        $      3,175,104
           Tools, Dies and Molds              5-10 Years               1,618,824
           Leasehold Improvements             10 Years                   217,836
           Office Furniture and Fixtures      5 Years                    202,918
                                                                ----------------
                                                                       5,214,682

           Less: accumulated depreciation and
           amortization                                                4,547,630
                                                                ----------------
                                                               $         667,052
                                                                ================


6.       OBLIGATIONS UNDER CAPITAL LEASES

         The Company leases certain equipment under various capital lease arrangements expiring through February 2002:

                                                   Current  Long-
                                                   Portion  Term
                                                           Portion      Total
                                                  --------  ---------  ---------

         Total minimum lease payments            $ 62,569   $ 64,403   $ 126,972
         Less: Amounts representing interests       9,132     10,091      19,223
                                                  --------  --------   ---------
                                                 $ 53,437   $ 54,312   $ 107,749
                                                 =========  ========   =========

        Future minimum lease payments are as follows:

           2000                                     $  53,437
           2001                                     $  48,214
           2002                                     $   6,098


7.       LONG-TERM DEBT

         In September 1999, the Company repaid its term loan to their former primary commercial bank in the amount of $275,000, from the proceeds of the Offering. In December 1999, the Company borrowed from their new primary commercial bank $1,000,250 in the form of a line of credit and $500,000 in the form of a term loan. The Company used these proceeds to repay their prior commercial bank, which had extended a revolving line of credit of $1,000,000. As of December 31, 1999 the Company owed their new commercial bank $500,250 on their line of credit and $493,122 on their term loan.In addition, the Company is required to maintain on deposit with the bank a $1,000,000 certificate of deposit, which is pledged as security for the loans until such time as the Company's annual net income is $100,000 or greater.

         Long-term debt is comprised of the following at December 31, 1999:

     (a)  Term loan  payable,  bank,  due  December  2005,  payable  in  monthly installments of $10,382 of principal plus interest at prime plus 1/2 %
          (9.01% at December 31, 1999).  The loan is guaranteed by the Company's three  officers/shareholders  and  requires the Company to comply with certain
          covenants ............................................................    $     493,122

     (b)  Line of credit,bank (available up to $1,250,000), payable upon demand,
          bearing   interest  at  prime  plus  1/4  %  (8.75%  at  December  31,
          1999). The loan requires the Company to comply with certain covenants.          500,250

     (c)  Loan agreement payable in monthly  installments of $2,903 of principal and interest at 7% per annum due February 2007. The loan is guaranteed
          by the Company's three officers/shareholders..........................          195,857

     (d)  Various loans payable to officer/shareholders, all bearing interest at
          10% per annum,  payable in monthly installments ranging from $2,656 to
          $4,664 including interest.  The loans are due at various dates through
          July 2001.............................................................          170,082
                                                                                   ---------------
                                                                                        1,359,311
                  Less current maturities                                                 714,479
                                                                                   ----------------
                                                                                     $    644,832
                                                                                   ================



         Long term debt matures as follows:

         2000 (including line of credit payable on demand).... $         714,479
         2001..................................................          175,881
         2002..................................................          125,025
         2003..................................................          136,225
         2004..................................................          138,055
         Thereafter............................................           69,646
                                                                    ------------
                                                                    $  1,359,311
                                                                    ============



         The loans are secured by  substantially  all the assets of the Company.
         The  Company   estimates  that  the  fair  value  of  the  above  loans
         approximates their carrying value.

         The Company was in violation of one of its covenants which requires it to maintain a capital base, as defined, of $3,400,000 at December 31, 1999. On March 30,2000, the bank has issued a waiver for such covenant and amended the requirement to $2,000,000. However, the bank has restricted the Company from any further borrowings on its line of credit. Such restriction is subject to negotiation between the Company and the bank.

8.       INCOME TAXES

         The (provision) benefit for income taxes consists of the following:

                                                        Year ended
                                          --------------------------------------
                                                December 31,        December 26,
                                                    1999                1998
                                          -------------------    ---------------
         (Current Taxes) Benefit:
              Federal                     $      55,000            $    (61,000)
              State                              15,000                  (6,000)

                                          -------------------   ----------------
                                          $      70,000            $    (67,000)
                                          ===================   ================

         The (provision) benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before (provision) benefit for income taxes as follows.


                                                          Year ended

                                          --------------------------------------
                                               December 31,         December 26,
                                                   1999                 1998
                                          -------------------   ----------------


         Income tax benefit(provision)computed
         at the Federal statutory rate           $   693,000      $       76,000

         Deductionsfor which no benefit is
         recognized                                 (638,000)          (137,000)

         State income tax benefit(provision)          15,000             (6,000)
                                           ------------------    ---------------
       Income tax benefit (provision)            $    70,000      $     (67,000)
                                           ==================    ===============

         The Company has a net operating loss carry forward for tax purposes totaling approximately $1,500,000 at December 31, 1999 expiring in the year 2017. The resulting tax deferred asset of approximately $ 510,000 has been offset by a corresponding valuation allowance.

9.       RETIREMENT PLAN

         The Company sponsors a 401(k) savings plan covering all non-union employees who have attained the age of 21 and have completed 3 months of service. Participants may contribute up to 15% of their annual compensation, subject to certain limitations. In addition, the Company may make contributions to the plan. During the years ended December 31, 1999 and December 26, 1998, the Company did not make any contributions to the plan.

10.    CASH GAIN SHARING PROGRAM

         The Company's full time, non-union employees and other key company employees receive additional compensation as determined by cash profits, as defined, under the Cash Gain Sharing Program. For the years ending December 31, 1999 and December 26, 1998 there was no additional compensation earned.

11.      STOCK OPTION AND GRANT PLAN

         In March 1998, the Company adopted the Stock Option and Grant Plan (the "Plan") which provides for the aggregate grant of 300,000 shares of the Company's common stock or options to purchase shares of common stock.

         For disclosure purposes the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the year ended December 31, 1999: (i) annual dividends of $0.00, (ii) expected volatility of 81%, (iii) risk-free interest rate of 5.7%, and (iv) option life of five years. The weighted average fair value of the stock options granted for the year ended December 31, 1999 was $2.90.

         On August 5, 1999 the Company granted stock options to key employees and consultants. The number of options issued in aggregate was 136,000 options with the right to purchase the Company's common stock, par value $0.01 per share, for a purchase price of $4.00 per share. The options vest on the second anniversary of the issue date and expire on the fifth anniversary of the issue date. Of these options issued 33,000 were for consultants, for various services rendered during the year ended December 31, 1999. The Company has recorded $52,200 in consulting expenses related to these options. The remaining 103,000 options were issued to employees of the Company. In accordance with SFAS No. 123, if the Company recognized compensation cost in the current year for theses options the pro forma net loss and net loss per share would be as follows:

                 Net loss to shareholders

                                      As reported  $         (1,969,368)
                                        Pro Forma  $         (2,044,043)

                 Net loss per share:

                                      As reported  $              (0.67)
                                        Pro Forma  $              (0.70)

         The following table summarizes the options and warrants outstanding and the related prices for the shares of the Company's common stock:


                                                 Options                                            Warrants

                              -----------------------------------------------     ----------------------------------------------
                              ----------- --- ------------- -- --------------     ------------ --- -----------

                                               Price Per         Number of                                          Number of
                              Number of       Share Range         Shares           Number of       Price Per          Shares

                                Shares                          Exercisable         Shares           Share         Exercisable

                              -----------     -------------    --------------     ------------     -----------     -------------
                              -----------     -------------    --------------     ------------                     -------------
Outstanding at

December 27, 1998                 -                -                 -                 -               -                -
      Granted                    161,000   $   4.00 - 4.50           -              1,427,500  $         5.00           -
                              -----------
                              ===========     =============    ==============     ============     ===========     =============
Outstanding at

December 31, 1999                161,000   $   4.00 - 4.50           -              1,427,500   $        5.00           -
                              ===========     =============    ==============     ============     ===========     =============




12. KEY MAN LIFE INSURANCE

         The Company is the beneficiary of a $500,000 life insurance policy on the life of the President of the Company.

13. COLLECTIVE BARGAINING AGREEMENT

         The Company's factory employees and factory supervisors are represented by a collective bargaining agreement between Local 531, International Brotherhood of Teamsters, AFL-CIO and the Company. Such agreement expires in May 2001.

14. RELATED PARTY TRANSACTIONS

    a. Sales during the years ended December 31, 1999 and December 26, 1998 included $631,000 and $1,227,000, respectively to an affiliated company owned by three officer/stockholders of the Company. Gross profit on such sales was approximately $125,000 and $363,000 for the years ended December 31, 1999 and December 26, 1998, respectively. In September 1999, the Company converted the outstanding accounts receivable of $253,150 from the affiliate company into a term loan bearing interest at 8% per annum, with monthly payments of principal and interest of $5,133 commencing January 1, 2000 with a final due date of January 1, 2005. Subsequent to the issuance of the note, additional sales resulted in accounts receivable of $42,894 from this affiliated company at December 31, 1999.

    b. The Company leases its premises from a company owned by two of the officer/stockholders of the Company at an annual rental of $146,000. Such lease expires in December 2005. The mortgage on the premises in the amount of $515,284 at December 31, 1999 is guaranteed by the Company.

    c. During the year ended December 26, 1998, the Company entered into a consulting agreement with one of its officer/stockholders. The Company executed a $150,000 promissory note due within 30 days after the effective date of the Offering with interest at 6% per annum for such services. This note was repaid in May 1999.

    d. The Company subleased part of its premises to another company owned by two of the officers/stockholders for an annual rent of $2,300 in 1998. The sublease was terminated in January, 1999 and no rent was received in 1999.

    e. In March 1998, the Company entered into employment agreements with its three officer/stockholders for a period of 10 years at an aggregate annual base salary of $325,000. Such agreement provides for increases at the greater of 5% or the consumer price index and an annual bonus to be determined by the Board of Directors.

                                       F14

   f. In March 1998, the Company entered into a ten year consulting agreement with an individual who is also a director of the Company in connection with the Company's plans to develop manufacturing resources in the People's Republic of China ("China"). Such individual will be paid at an hourly rate as mutually determined and agreed upon by the Company and THE INDIVIDUAL, AND 1.5% OF THE NET COST OF ALL PRODUCTS
                 MANUFACTURED IN CHINA (AS DEFINED) UP TO $5,000,000 per year and 1% of net costs in excess of $5,000,000. During the year ended December 31, 1999 such individual also RECEIVED 25,000 OPTIONS TO PURCHASE SHARES OF COMMON STOCK AT $4.50 per share. The options vest on the second anniversary of the effective date of the issuance.

15.      LICENSE AGREEMENT

         In March 1998, the Company entered into an exclusive license agreement with a corporation, which grants the Company the rights to manufacture market and sell a compact disc packaging system. The Company shall pay such corporation annual ROYALTIES OF 2% OF NET SALES AND 25% of other fees, as defined, plus an initial fee of $30,000. The exclusive provisions of the license agreement are subject to termination if certain minimum royalty levels are not obtained or if the Company does not obtain a $1,000,000 cash investment within 24 months of the agreement. During the year ended December 31, 1999 the Company incurred an expense of $30,000 in minimum royalty payments as per the agreement.

16.  PREFERRED STOCK

         The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series.

17.      STOCKHOLDERS' AGREEMENTS

         In March 1998, the Company entered into an agreement with each of its three officer/stockholders which provides that in the event of the death of the stockholder within 24 months after the consummation of a public offering of the Company's stock, the estate of the stockholder can require the Company to repurchase 250,000 shares of the stockholder's stock for $500,000. The repurchase of stock can only be made though the use of insurance proceeds payable to the Company upon the death of the stockholder.

18.      OTHER

         In April 1999, a former employee of the Company filed a complaint against EHC with the New York State Division of Human Rights charging violation of the Americans with Disabilities Act covering disabilities relating to employment. The Company believes the complaint is without merit and is vigorously contesting this matter, the ultimate outcome of which cannot be determined at this time

   ---------------------------------------------------------------------------

The Pull Pack Plastic CD ROM Tray

         Two  photographs,  each  of  the  prototype  model  of  the  Pull  Pack
(Trademark). The photograph on the far left shows two hands opening the prototype Pull Pack (Trademark) packaging. The second photograph shows two hands removing a Compact Disc from the Pull Pack (Trademark) packaging system.

Convenient and reliable, the Pull Pack (TM) offers a simple and effective solution to problems associated with conventional disc packaging.

The Pull Pack (TM) is a redesigned "Jewel Box", the packaging currently used for Compact Discs, CD ROMs and Digital Video Discs ("DVD"). The patented Pull Pack
(TM) employs a drawer-like mechanism, avoiding the problems associated with Disc packaging that is currently available, involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature.

ELECTRONIC HARDWARE CORP. a wholly owned subsidiary of International Smart Sourcing, Inc. website: http://www.ehcknobs.com

   ---------------------------------------------------------------------------

EHC
KNOBS

MECHANICAL DEVICES
CUSTOM MOLDING

Photograph of various knobs and assemblies manufactured by EHC interspersed throughout the page.

Electronic Hardware Corporation is a customer-focused supplier of molded plastic components and assemblies. Our product line provides the marketplace with many innovative solutions. Our mission is to exceed customer expectations for service, quality and value through continuous improvement of people, processes and products.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                                       ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       INTERNATIONAL SMART SOURCING, INC.
                                1,437,500 SHARES
                                 OF COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                     , 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We are a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

         Our Certificate provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware against all expense, liability and loss (including without limitation attorneys' fees) incurred by such person in connection therewith.

         Nothing contained in our Certificate shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
(iv) for any transaction from which the director derived an improper personal benefit.

         We maintain directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the Common Stock.

SEC Registration....................................................   $   -0- +
Blue Sky Fees and Expenses..........................................     8,000.*
Legal Fees and Expenses.............................................    20,000.*
Accounting Fees and Expenses........................................     5,000.*
Solicitation Fee(1)                                                    359,375.
Miscellaneous.......................................................     1,500.*

                                                                     -----------
 Total.............................................................   $393,875.*
                                                                     ===========



------------------
+ Previously Paid
* Estimated

(1) This fee is payable to the underwriter of our initial public offering if the exercise of the Warrants is solicited and certain other certain conditions are met. See "Plan of Distribution."

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following shares of Common Stock were issued by the Company during the past three years without registering the securities under the Securities Act. There were no underwriting discounts or commissions paid in connection with the issuance of any of the securities set forth below.

         The sales of the securities described in the following table were made in reliance upon Section 4(2) of the Securities Act, which provides certain exemptions for transactions not involving a public offering. The purchasers of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All purchasers of securities in each such transaction had adequate information concerning the Company.

         As part of a reorganization, we acquired solely in exchange for Common Stock of the Company, all of the outstanding capital stock of EHC and CDP, effective as of December 24, 1998. The value and number of shares to be issued to former holders of the outstanding capital stock of CDP and EHC was determined by negotiations between the Company and Andrew Franzone, David L. Kassel, Harry Goodman, Robert Gillings and David Cowan. Mr. Gillings subsequently transferred his shares of CDP to David L. Kassel in an arms'-length transaction dated May 29, 1998 in return for a nonrecourse promissory note from Mr. Kassel in favor of Mr. Gillings in the principal amount of $450,000 bearing interest at the rate of 6% per annum, payable in full on August 1, 2000 or earlier as provided in such promissory note. The reorganization exchange is an arm's-length transaction acceptable to each of the parties based upon such negotiations. The amount of shares issued is based on a ratio of shares held in CDP and EHC to a percentage of shares of the Company. Following the reorganization, each of the following individuals will hold the amount of shares of our common stock set forth below:

David L. Kassel................................................  900,000
Harry Goodman..................................................  500,000
Andrew Franzone................................................  500,000
David Cowan.....................................................  45,000

ITEM 27. LIST OF EXHIBIT

 EXHIBIT

 NUMBER   DESCRIPTION

----------  -----------

  *1      Form of Underwriting Agreement

  *2.1 Agreement and Plan of Reorganization between International Plastic Technologies, Inc. and CDP and Amendment No. 1 effective as of December 24, 1998

  *2.2 Agreement and Plan of Reorganization between International Plastic Technologies, Inc. and EHC and Amendment No. 1 effective as of December 24, 1998

  *3.1 Certificate of Incorporation of International Plastic Technologies, Inc. and Amendment to the Certificate of Incorporation dated December 7, 1998

  *3.2    By-Laws of International Plastic Technologies, Inc., as amended
  *4.1    Form of Common Stock Certificate
  *4.2    Form of Warrant Certificate

  *4.3 Form of Warrant Agreement between the Company and Continental Stock Transfer and Trust Company
  *4.4    Form  of  Underwriter's   Warrant  Agreement
  *5      Opinion of Koerner Silberberg & Weiner, LLP
 *10.1    Employment Agreement between the Company and Andrew Franzone
 *10.2    Employment Agreement between the Company and David L. Kassel
 *10.3    Employment Agreement between the Company and Harry Goodman

 *10.4 Consulting Agreement between the Company and B.C. China Business Consulting, Inc. and Letter Agreement between the Company and Bao-Wen Chen dated March 1, 1998, as amended

 *10.5 Consulting Agreement between the Company and Network 1 Financial Securities, Inc.

 *10.6 Lease Agreement between the Company and K&G Realty Associates dated December 19, 1989, Rider to Lease Agreement dated January 1, 1990, Letter Agreement between the Company and K&G Realty Associates dated March 16, 1995 and Riders to Lease Agreement dated March 1, 1998 and May 14, 1998

 *10.7    Licensing Agreement between CDP and Inch, Inc.

 *10.8 Promissory Notes payable to David L. Kassel dated September 13, 1994, August 1, 1996, December 31, 1997 and January 1, 1998, and Guarantee of CDP Promissory Note dated January 1, 1998 by International Plastic Technologies, Inc.

 *10.9 Promissory Notes payable to Harry Goodman dated September 1, 1994 and August 1, 1996 *10.10 Demand Grid Note between AFC and Republic National Bank of New York dated December 1, 1997, Term Loan Agreement Promissory Note between AFC and Republic National Bank of New York dated July 29, 1996 and Guaranty and Security Agreement by EHC dated July 25, 1996

 EXHIBIT

 NUMBER   DESCRIPTION

----------  -----------

 *10.11 Term Loan Agreement between EHC and Republic National Bank of New York dated July 29, 1996 and Term Loan Agreement Promissory Note dated July 29, 1996

 *10.12 Demand Grid Note between Republic National Bank of New York and EHC dated July 29, 1996 *10.13 Loan Agreement between EHC and Long Island Development Corporation dated February 21, 1997, Loan Promissory Note dated February 21, 1997, Security Agreement dated February 21, 1997 and Waiver Letter dated July 13, 1998

 *10.14 Mortgage between K&G Realty Associates and Long Island Commercial Bank dated November 28, 1995, Rider to Mortgage dated November 28, 1995, Mortgage Note, Guaranty of Mortgage Note by EHC and Assignment of Leases and Rent

 *10.15   Collective   Bargaining   Agreement   between   EHC  and  Local   531,
          International Brotherhood of Teamsters, AFL-CIO and Memorandum of Agreement dated as of May 10, 1998

 *10.16 Stockholders' Agreement between the Company, Andrew Franzone, David L. Kassel and Harry Goodman and Amendment No. 1 to the Stockholders' Agreement

 *10.17 International Plastic Technologies, Inc., 1998 Stock Option and Grant Plan *10.18 Agreement between AFC and EHC to engineer, manufacture and import products

 *10.19 Letter agreement between EHC and Republic National Bank of New York to release the personal guarantees of Andrew Franzone, David Kassel and Harry Goodman dated May 14, 1998

 *10.20 Demand Negotiable Promissory Note payable to David L. Kassel dated October 27, 1998

 *10.21 Demand Negotiable Promissory Notes payable to Harry Goodman dated October 22, 1998 and December 7, 1998

 *10.22 Agreement between EHC and David L. Kassel to extend maturity date of January 1, 1998 Promissory Note, dated December 8, 1998

 *10.23 Agreement between CDP and David L. Kassel to extend maturity date of January 1, 1998 Promissory Note, dated December 8, 1998

 *10.24 Promissory Note payable by CDP to David Kassel dated May 29, 1998 and Guarantee of the Promissory Note by the Company

 **10.25  Exclusive Supply Agreement between the Company and Azurel, LTD.

  ***10.26 Letter Agreement with European American Bank regarding borrowing base line of credit and term loan

 ***21 List of  Subsidiaries  of the Company

*23.1 Consent of Koerner Silberberg & Weiner, LLP (contained in our opinion filed as Exhibit 5 hereto).

  23.2  Consent of  Feldman  Sherb Horowitz & Co.,  P.C.

 *24 Power of  Attorney (included  on  the  signature   page)

 ***27.1   Financial  Data  Schedule  for International Smart Sourcing, Inc.

--------------------
* Incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-48701) declared effective on April 23, 1999.

**   Incorporated by reference to our Form 10-QSB filed on November 9, 1999.

***  Incorporated by reference to our Form 10-KSB filed on March 30, 2000.

ITEM 28. UNDERTAKINGS

A.       Certificates

         The undersigned registrant (the "Registrant") hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

B.       Rule 415 Offering

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement and; (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

C.       Request for Acceleration of Effective Date

     The Company may elect to request acceleration of the Effective Date of the Registration Statement under Rule 461 of the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.       Rule 430A Offering

         If the Company relies on Rule 430A under the Securities Act, the Company hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A of the Securities Act and contained in a form of Prospectus filed by the registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Securities Act deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on our behalf by the undersigned, in the City of New York, State of New York on May 2, 2000.

                       INTERNATIONAL SMART SOURCING, INC.

                                              By:     /s/ ANDREW FRANZONE
                                             -----------------------------------
                                                      Andrew Franzone

                      Chief Executive Officer and President

         In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                           TITLE                                  DATE
---------                           -----                                  ----

         *                     Chief Executive Officer               May 2, 2000
----------------------         and President, Director
Andrew Franzone

         *                    Chairman of the Board                  May 2, 2000
----------------------
David L. Kassel

         *                    Vice President and Director            May 2, 2000
----------------------
Harry Goodman

         *                    Chief Financial Officer                May 2, 2000
----------------------        and Controller
Steven Sgammato

         *                    Director                               May 2, 2000
----------------------
Carl Seldin Koerner

         *                    Director                               May 2, 2000

----------------------
Bao-Wen Chen

                              Director                               May 2, 2000
/s/ MITCHELL SOLOMON
----------------------------------
Mitchell Solomon

*By:    /s/ ANDREW FRANZONE
----------------------------------
Andrew Franzone, Attorney-in-fact